SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 1, 2007

CAPTECH FINANCIAL GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	000-50057	59-1019723
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4951 Airport Parkway, #660, Addison, Texas 75001
(Address of Principal Executive Offices)(Zip Code)

(972) 818-3862
Registrant’s Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This current report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This current report includes statements regarding our plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. These forward looking statements can be identified by the use of terms and phrases such as “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions (“will,” “may,” “could,” “should,” etc.). Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Although forward-looking statements in this report reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks, business, economic and other risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this current report. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this report, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the SEC which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

Item 2.01. Completion of Acquisition or Disposition of Assets.

THE MERGER AND RELATED TRANSACTIONS

The Merger

On August 1, 2007, we acquired Boo Koo Beverages, Inc., a privately held Texas corporation (“Old Boo Koo”), pursuant to an Agreement and Plan of Merger, dated as of June 21, 2007 (the “Merger Agreement”), by and among us, Captech Acquisition Corp., a Delaware corporation and our wholly-owned subsidiary (“Merger Sub”), and Old Boo Koo, providing for the merger of Merger Sub and Old Boo Koo, with Merger Sub being the surviving corporation and continuing as our wholly-owned subsidiary (the “Merger”). Immediately following the Merger, Merger Sub changed its name to “Boo Koo Beverages, Inc.” and we began operating Boo Koo’s business of producing, marketing and distributing alternative beverage category energy drinks.

Prior to the Merger, we effected a 1-for-5 reverse stock split of our common stock (the “Reverse Stock Split”). In addition, immediately prior to the Merger, pursuant to a stock purchase agreement between Old Boo Koo and John Raby, the owner of approximately 84% of our common stock immediately prior to the Merger, Old Boo Koo purchased an aggregate of 47,627 shares of our common stock from Mr. Raby and Mr. Raby agreed to foregive all amounts owed to him by us in exchange for $600,000. Under the agreement, Mr. Raby made customary representations and warranties about us, including among others, representations and warranties related to our capitalization, compliance with laws, litigation, liabilities, financial statements, taxes and that we had no current operations. In addition, Mr. Raby agreed to indemnify us for any breach of representations, warranties and covenants.

Effective upon the closing of the Merger, all of our existing directors resigned, and all of the existing directors of Old Boo Koo became directors of our company. As part of the Merger, we adopted the 2007 Equity Incentive Plan (the “2007 Equity Incentive Plan”) under which we granted options to purchase shares of our common stock in exchange for options to purchase shares of common stock of Old Boo Koo outstanding immediately prior to the Merger.

As part of the Merger, we issued approximately 24,711,070 shares of our common stock to the former stockholders of Old Boo Koo in exchange for all of the issued and outstanding shares of common stock of Old Boo Koo (including all shares of common stock of Old Boo Koo into which convertible notes were converted and for which warrants were exercised immediately prior to the Merger). As part of the Merger, in exchange for options to purchase up to an aggregate of 469,000 shares of common stock of Old Boo Koo, we issued to the holders thereof options to purchase up to an aggregate of 3,390,869 shares of our common stock under our 2007 Equity Incentive Plan on substantially the same terms and conditions as the options to purchase shares of common stock of Old Boo Koo. Also as part of the Merger, in exchange for a warrant to purchase 150,000 shares of common stock of Old Boo Koo, we issued to the holder thereof a warrant to purchase up to 1,084,500 shares of our common stock on substantially the same terms and conditions as the warrant to purchase shares of common stock of Old Boo Koo. As a result of the Merger, the former stockholders of Old Boo Koo became holders of our common stock, holders of options to purchase shares of common stock of Old Boo Koo became holders of options to purchase shares of our common stock, and the holder of a warrant to purchase shares of common stock of Old Boo Koo became a holder of a warrant to purchase shares of our common stock.

Immediately following the Merger and prior to the financing described below, there were 25,016,847 shares of our common stock outstanding, of which our pre-Merger stockholders owned approximately 1.22% and the pre-Merger stockholders of Old Boo Koo owned approximately 98.78%. As a result, Old Boo Koo has been treated as the acquiring company for accounting purposes. The Merger has been accounted for as a reverse acquisition under the purchase method of accounting for business combinations in accordance with generally accepted accounting principles in the United States of America, or “U.S. GAAP.” Reported results of operations of the combined group issued after completion of the transaction will reflect Old Boo Koo’s operations.

Unless otherwise indicated or the context otherwise requires, the terms “Company,” “Captech,” “we,” “us,” and “our” refer to Captech Financial Group, Inc. and its affiliates, including Merger Sub, after giving effect to the Merger. Unless otherwise indicated or the context otherwise requires, the term “our business” refers to the alternative beverage category energy drink business of Old Boo Koo as continued by Merger Sub after the Merger. This current report contains summaries of the material terms of various agreements executed in connection with the transactions described herein. The summaries of these agreements are subject to, and qualified in their entirety by, reference to these agreements, all of which are incorporated herein by reference.

The Financing

We entered into and closed on a Securities Purchase Agreement (the “Securities Purchase Agreement”), dated as of August 1, 2007, among the Company and the purchasers named therein (the “Purchasers”). The Securities Purchase Agreement provides for the sale by the Company to the Purchasers of a total of 6,252,595 shares of our common stock (the “Shares”) at a price of $1.20 per share for gross proceeds of approximately $7.5 million (the “Financing”). We intend to use the net proceeds from the offering for working capital and general corporate purposes, as well as to pay down debt. Pursuant to the terms of the Securities Purchase Agreement, the Purchasers shall have the right, for a period of 45 days from the closing of the Financing, to purchase additional shares of our common stock in an aggregate amount of up to $5.0 million at a purchase price of $1.20 per share. In addition, one of our shareholders has agreed to convert the principal ($875,000), plus interest remaining under a promissory note held by such shareholder at $1.20 per share on the 30th day following the closing of the Financing. See “— Business — Certain Relationships and Related Transactions and Director Independence.”

In connection with the Financing, we issued warrants to purchase an aggregate of 279,702 shares of our common stock at an exercise price of $1.32 per share to the placement agents.

All of the Purchasers represented that they were “accredited investors,” as that term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), and the sale of the Shares was made in reliance on exemptions provided by Regulation D and Section 4(2) of the Securities Act.

In connection with the Securities Purchase Agreement, we and the Purchasers entered into a Registration Rights Agreement, dated as of August 1, 2007, and we agreed to file a registration statement to register the resale of the Shares, within 60 days of the closing and to use commercially reasonable efforts to cause the registration statement to be declared effective within 105 days (or 150 days if we receive comments from the SEC).

In connection with the Financing and the Merger, the Company incurred expenses which included, without limitation, commissions to the placement agents, legal and accounting fees, shell acquisition costs, and other miscellaneous expenses, of approximately $1.7 million.

We did not use any form of advertising or general solicitation in connection with the sale of the Shares. The Shares are non-transferable in the absence of an effective registration statement under the Securities Act, or an available exemption therefrom, and all certificates are imprinted with a restrictive legend to that effect.

The description of the private placement described in this Current Report on Form 8-K does not purport to be complete and is qualified in its entirety by reference to the form of Securities Purchase Agreement filed as Exhibit 10.5, and the form of Registration Rights Agreement filed as Exhibit 10.6 to this Current Report on Form 8-K (collectively, the “Transaction Documents”), all of which are incorporated herein by reference. The forms of the Transaction Documents have been included to provide investors and security holders with information regarding their terms. They are not intended to provide any other factual information about us. The Transaction Documents contain certain representations, warranties and indemnifications resulting from any breach of such representations or warranties. Investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts because they were made only as of the respective dates of the Transaction Documents. In addition, information concerning the subject matter of the representations and warranties may change after the respective dates of the Transaction Documents, and such subsequent information may not be fully reflected in our public disclosures.

1. BUSINESS

Overview

We develop, produce, market and distribute alternative beverage category energy drinks under the Boo Koo® brand name. We currently produce, market and distribute Boo Koo Energy flavored energy drinks.

We currently sell and distribute our products in 43 states throughout the United States and parts of Canada through our network of regional bottlers and other direct store delivery distributors, including independent Coca-Cola, Pepsi, Cadbury Schweppes and other wholesale distributors. We also intend to expand our distribution network through alternative distribution arrangements, including direct delivery. Our products are sold primarily to mainstream convenience and grocery store chains, drug stores, gas stations and other mainstream and discount consumer stores. We are currently focusing our brand-building campaign through grassroots marketing, sampling, action sport sponsorships, such as Boo Koo Arenacross, event marketing, trade shows and conferences.

Our business strategy is to increase sales by expanding distribution of our internally developed brands in new and existing markets, stimulating consumer trial of our products and increasing consumer awareness of, and brand loyalty to, our unique brands and products. Key elements of our business strategy include:

•	creating strong distributor relationships and account management through seasoned, beverage executives with extensive beverage industry knowledge;

•	generating strong consumer demand for our existing brands and products with primary emphasis in the United States and Canada;

•	developing additional unique alternative beverage brands and products; and

•	licensing our brand equity for the creation of other beverages.

Corporate History

We were incorporated in the State of Florida on January 3, 2001 under the name “E-Art Network, Inc.” We changed our name to “e-Travel Store Network, Inc.” in October 2002, to “Hillsboro Group, Inc.” in May 2003 and to “Captech Financial Group, Inc.” in July 2004. From 2001 until the Merger, we had been engaged in seeking business opportunities to maximize value for our shareholders.

Corporate History of Old Boo Koo

Old Boo Koo was organized as a Texas corporation in September 2002. In the Merger, Old Boo Koo merged with Merger Sub, with Merger Sub being the surviving corporation. As a result of the Merger, Merger Sub continued as our wholly owned subsidiary and changed its name to “Boo Koo Beverages, Inc.”

Corporate Information

Our principal office is located at 4951 Airport Parkway, Suite 660, Addison, TX 75001 and our telephone number is (972) 818-3862. We maintain an Internet website at www.bookooenergy.com. This website, and the information contained therein, is not a part of this current report.

Industry Overview

The alternative beverage category combines non-carbonated ready-to-drink iced teas, lemonades, juice cocktails, single serve juices and fruit beverages, ready-to-drink dairy and coffee drinks, energy drinks, sports drinks, and single-serve still water (flavored, unflavored and enhanced) with "new age" beverages, including sodas that are considered natural, sparkling juices and flavored sparkling waters. New age or alternative beverages are distinguishable from mainstream carbonated soft drinks in that they tend to contain less sugar, less carbonation, and more natural ingredients. As a general rule, three criteria have been established for such a classification:

•	relatively new introduction to the market-place;

•	a perception by consumers that consumption is healthy or produces a functional benefit compared to mainstream carbonated soft drinks; and

•	the use of natural ingredients and flavors in the products.

According to Beverage Marketing Corporation (www.beverageworld.com), for 2005, the new age or alternative beverage category consisted of the following segments: energy drinks; premium soda; ready-to-drink (RTD) coffee; RTD tea; RTD tea (nutrient-enhanced); shelf-stable dairy (regular/diet); shelf-stable dairy (nutrient-enhanced); single-serve-fruit beverages (regular/diet); single-serve-fruit beverages (nutrient enhanced); smoothies; sparkling water; sports drinks; vegetable/fruit juice blends; and other new age beverages.

The alternative beverage category is the fastest growing segment of the beverage marketplace according to Beverage Marketing Corporation. According to Beverage Marketing Corporation, wholesale sales in 2005 for the alternative beverage category of the market are provisionally estimated at $18.7 billion, representing a growth rate of approximately 13.7% over the revised estimated wholesale sales in 2004 of approximately $16.4 billion. In addition, according to Goldman Sachs and AC Nielsen, double digit increases are projected for the next four years in the energy drink category.

Products

Boo Koo's Energy Drinks. In 2004, we introduced our carbonated citrus flavored energy drink in a 5.75 ounce “shot” can with double energy content, and were the first alternative beverage company to introduce a 24 ounce can. In 2005, we introduced our 12 ounce and, in 2006, our 16 ounce cans and four packs. Our energy drinks compete in the alternative beverage category, namely, beverages that provide a functional benefit in addition to simply delivering refreshment. Our energy drinks contain vitamin blends and are formulated to provide great taste.

Citrus. In 2004, we introduced our first carbonated energy drink in Citrus flavor, a unique citrus and lemonade based energy drink without the “bitter after taste”. This flavor is available in 5.75 ounce, 16 ounce, and 24 ounce cans as well as 4-packs of 16 ounce cans for distribution to mass merchandisers.

Wild Berry. In 2005, we introduced our carbonated energy drink in Wild Berry, the only natural berry flavored energy drink. This flavor combines a proprietary blend of three different berries and is available in 5.75 ounce, 16 ounce, and 24 ounce cans as well as 4-packs of 16 ounce cans for distribution to mass merchandisers.

Wild Berry Zero Carb. In 2005, we introduced a zero carb, no sugar version of our most popular wild berry flavored energy drink. This zero carb flavor is available in our 16 ounce cans.

Bite. In 2006, we introduced our carbonated energy drink in Bite, a new unique flavor based on the traditional energy flavored profile without the bitter after taste. This flavor is available in our 16 ounce can and 4-packs of 16 ounce and 24 ounce cans for distribution to mass merchandisers.

Jugo. In 2006, we introduced Jugo, a 99% juice blend of various fruit juices. This flavor is available in our 16 ounce can.

Fruit Punch. In 2007, we introduced our carbonated energy drink in Fruit Punch flavor. This flavor is available in 16 ounce cans.

Wet Vitamins. We may introduce our vitamin-enhanced water product during 2007. Our Wet Vitamins contain Potassium, Vitamins A, C, B4 and B12, Niacin, Zinc, Folic Acid, Ginseng and/or natural Gotu-kola. Wet Vitamins will initially be available in four flavors.

Other Products

We continue to evaluate and, where considered appropriate, intend to introduce additional flavors and other types of beverages with functional benefits to complement our energy drinks and vitamin-enhanced water product lines. We also intend to develop and supply, on a limited basis, selected beverages in different formats to a limited number of customers, including the development of private label products, with the objective of solidifying our relationship with those customers and expanding our customer relationships.

Manufacturing

We do not directly manufacture our products but instead outsource the manufacturing to third-party bottlers and contract packers. We provide our third-party manufacturers with the vitamin blends, juices, flavors and sweeteners, as well as our proprietary cans, labels, trays, boxes and other ingredients for our beverage products. Depending on the product, the third-party bottlers or packers add filtered water and/or high fructose corn syrup, or sucrose, or cane sugar or Splenda(R) brand sweetener, and vitamins for the manufacture and packaging of the finished products into approved containers in accordance with our formulas. We are generally responsible for arranging for the purchase of and delivery to our third-party bottlers and co-packers of the containers and special ingredients in which our beverage products are packaged.

All of our beverage products are manufactured by various third-party bottlers and co-packers situated throughout the United States, certain of which have contracts with us. The majority of our co-packaging arrangements are on a month-to-month basis.

In certain instances, we advance financing to our third-party manufacturers to enable them to purchase and install the equipment necessary to produce certain of our products. In general, such equipment remains the property of the third-party manufacturer. In consideration for providing this financing, we receive a royalty for the products, manufactured by these parties using this equipment, including third-party products.

Although our production arrangements generally are of short duration or are terminable upon notice, we believe a short disruption or delay would not significantly affect our revenues since alternative manufacturing and co-packing facilities in the United States with adequate capacity can usually be obtained for many of our products at commercially reasonable rates and/or within a reasonably short time period. However, there are limited packing facilities in the United States with adequate capacity and/or suitable equipment for Jugo, as well as our 5.75 ounce can products. A disruption or delay in production of any of these products could significantly affect our potential revenues from such products as alternative manufacturing and packing facilities in the United States with adequate capacity may not be available for such products either at commercially reasonable rates and/or within a reasonably short time period, if at all. We continue to seek alternative and/or additional manufacturing and packing facilities in the United States with adequate capacity for the production of our various products to minimize the risk of any disruption in production, minimize our shipping and handling costs and to lower our overall cost of producing products.

Our ability to estimate demand for our products is imprecise, particularly with new products, and may be less precise during periods of rapid growth, particularly in new markets. If we materially underestimate demand for our products or are unable to secure sufficient ingredients or raw materials including, but not limited to, plastic bottles, cans, labels, flavors, vitamins, or certain sweeteners, or packing arrangements, we might not be able to satisfy demand on a short-term basis.

Distribution

We sell and distribute our products throughout the United States and parts of Canada through our network of regional bottlers and other direct store delivery distributors. Our products are sold primarily to mainstream convenience and grocery store chains, drug stores, gas stations and mainstream and discount consumer stores. We also distribute our product through warehouse delivery channels and in certain instances directly to retail chain warehouses or stores.

We currently have relationships with more than 75 distributors, including more than 22 independent Coca-Cola distributors, several regional areas within the Pepsi Bottling Group, numerous Cadbury Schweppes distributors and various other wholesale and beer distributors. We have entered into Direct Store Delivery distribution agreements for the distribution of our energy drinks in 43 states throughout the United States and portions of Canada. Although our distribution agreements have varying terms and duration, our agreements generally are for a period of twelve months and are terminable by either party with notice. Distribution levels vary from region to region and from product to product. During 2006 and 2005, sales through Swire Coca-Cola, Inc. and McLane Company, Inc. represented approximately 19% and 19% and 11% and 13%, respectively, of our total sales for such periods.

We continually seek to expand distribution of our products by entering into agreements with regional bottlers or other direct store delivery distributors having established sales, marketing and distribution organizations. Many of our bottlers and distributors are affiliated with and manufacture and/or distribute other beverage products, many of which compete directly with our products.

We also intend to expand our distribution network through licensing and alternative distribution arrangements.

Raw Materials and Suppliers

The principal raw materials used by us are aluminum cans as well as vitamins, juices, high fructose corn syrup, sucralose and other sweeteners, the costs of which are subject to fluctuations. The prices of aluminum cans increased during 2006. The prices of high fructose corn syrup, and certain juice concentrates also increased in 2006. These increased costs, together with increased energy, gas and freight costs resulted in increased production costs for certain products. These increases in production costs are ongoing and are expected to continue to exert pressure on our gross profits in 2007. We are uncertain whether the prices of these or any other raw materials or ingredients will continue to rise in the future.

Generally, raw materials that we use in our business are readily available from numerous sources. However, some raw materials are manufactured by a limited number of companies, including our aluminum cans, which are only manufactured by two companies in the United States. In addition, certain of our products contain fruit juice, the supply of which is subject to variability of weather conditions, which may result in higher prices and/or lower consumer demand for fruit juices.

We also purchase beverage flavors, concentrates, juices, vitamins, high-fructose corn syrup, cane sugar, and other sweeteners as well as other ingredients, from independent suppliers located in the United States.

We have identified alternative suppliers of many of the supplements contained in many of our beverages. However, industry-wide shortages of certain fruits and fruit juices, and supplements and sweeteners have been and could, from time to time in the future, be experienced, which could interfere with and/or delay production of certain of our products.

We seek to develop back-up sources of supply for certain of our flavors and concentrates, as well as to conclude arrangements with suppliers which would enable us to obtain access to certain concentrates or flavor formulas in certain circumstances. We have been partially successful in these endeavors.

In connection with the development of new products and flavors, independent suppliers bear a large portion of the expense of product development, thereby enabling us to develop new products and flavors at relatively low cost. We have historically developed and successfully introduced new products and flavors and packaging for our products and intend to continue developing and introducing additional new beverages and flavors.

Competition

The beverage industry is highly competitive. The principal areas of competition are taste, pricing, packaging, development of new products and flavors and marketing campaigns. Our products compete with a wide range of drinks produced by a relatively large number of manufacturers, any of which have substantially greater financial, marketing and distribution resources than we do.

Important factors affecting our ability to compete successfully include taste and flavor of products, trade and consumer promotions, rapid and effective development of new, unique cutting edge products, attractive and different packaging, branded product advertising and pricing. We also compete for distributors who will concentrate on marketing our products over those of our competitors, provide stable and reliable distribution and secure adequate shelf space in retail outlets. Competitive pressures in the alternative, energy and functional beverage categories could cause our products to be unable to gain or to lose market share or we could experience price erosion, which could have a material adverse affect on our business and results.

Over the past few years we have experienced substantial competition from new entrants in the energy drink category. A number of companies who market and distribute iced teas and juice cocktails in larger volume packages, such as 16 and 20-ounce glass bottles, including Sobe, Snapple Elements, Arizona and Fuse, have added supplements to their products with a view to marketing their products as "functional" or "energy" beverages or as having functional benefits. We believe that many of those products contain lower levels of vitamins and principally deliver refreshment. In addition, many competitive products are positioned differently than our products.

We compete not only for consumer acceptance, but also for maximum marketing efforts by multi-brand licensed bottlers, brokers and distributors, many of which have a principal affiliation with competing companies and brands. Our energy drinks compete directly with Red Bull, Monster, Adrenaline Rush, Amp, Rockstar, No Fear, Full Throttle, 180, KMX, Venom, Extreme Energy Shot, US energy, Red Devil, Rip It, Nos, Lipovitan, MET-Rx, Hype, XTC, and many other brands. In addition, certain large companies such as The Coca-Cola Company and Pepsico Inc. market and/or distribute products in that market segment such as Mountain Dew, Mountain Dew MDX, Vault, Adrenaline Rush, Amp, No Fear, Full Throttle and Rockstar.

We expect that Wet Vitamins, which we may introduce, will compete directly with Vitamin Water, Reebok, Propel, Dasani, Aquafina, Fruit2O, Evian, Crystal Geyser, Naya, Palomar Mountain, Sahara, Arrowhead, Dannon, and other brands of flavored water and still water, especially store brands.

Sales and Marketing

We focus on consumers who seek products that have a perceived benefit, and emphasize the natural ingredients and the absence of preservatives, sodium and artificial coloring in our beverages and the addition to most of our products, of one or more vitamins. We reinforce this message in our product packaging.

Our sales and marketing strategy is to focus our efforts on developing brand awareness and trial through sampling both in stores and at events in respect of all our products. We use our branded vehicles and other promotional vehicles at events at which we distribute our products to consumers for sampling. We utilize "push-pull" methods to achieve maximum shelf and display space exposure in sales outlets and maximum demand from consumers for our products including advertising, in store promotions and in store placement of point of sale materials and racks, prize promotions, price promotions, competitions, endorsements from selected public persons and sponsorships at extreme sporting events, including Boo Koo ArenaCross, coupons and sampling. Posters, print and radio advertising together with price promotions and coupons are also used to promote our brands.

We continue to utilize various action sports in promoting and marketing Boo Koo and its products. As the title sponsor of Boo Koo Arenacross, a specialized form of motocross, Boo Koo has enjoyed brand awareness and positive recognition from our core consumer base. Additional , but smaller sponsorships include various individual and team associations in cycling, skateboarding, surfing, snowboarding, etc.

We believe that one of the keys to success in the beverage industry is differentiation, such as making Boo Koo's® products visually distinctive from other beverages on the shelves of retailers. We review our products and packaging on an ongoing basis and, where practical, endeavor to make them different, better and unique. The labels and graphics for many of our products are redesigned from time to time to maximize their visibility and identification, wherever they may be placed in stores and we will continue to reevaluate the same from time to time.

Customers

Our retail chain customers are typically mainstream convenience and grocery store chains, drug stores, gas stations and mainstream and discount retail stores. Our retail chain consumer channels include Wal-Mart, 7-Eleven, Quick-Trip, RaceTrac, Circle K, Valero, Chevron, BiLo, Albertson’s, Eckerd and Cumberland Farms.  A decision by any large customer to decrease amounts purchased from us or to cease carrying our products could have a material negative effect on our financial condition and results of operations.

Seasonality

Sales of ready-to-drink beverages are somewhat seasonal, with the second and third calendar quarters accounting for the highest sales volumes, typically Memorial Day to Labor Day. The volume of sales in the beverage business may be affected by weather conditions. Sales of our products may become increasingly subject to seasonal fluctuations.

Intellectual Property

We own numerous trademarks that are very important to our business. Depending upon the jurisdiction, trademarks are valid as long as they are in use and/or their registrations are properly maintained and they have not been found to have become generic. Registrations of trademarks can generally be renewed as long as the trademarks are in use.

We own the Boo Koo® trademark. This trademark is crucial to our business and is registered in the U.S. Patent and Trademark Office. We have applied to register a number of trademarks in the United States and Canada, including, Gazzu and Boo Koo Wet Vitamins.

Government Regulation

The production, distribution and sale in the United States of many of our products is subject to the Federal Food, Drug and Cosmetic Act; the Dietary Supplement Health and Education Act of 1994; the Occupational Safety and Health Act; various environmental statutes; and various other federal, state and local statutes and regulations applicable to the production, transportation, sale, safety, advertising, labeling and ingredients of such products. In addition, the production, distribution and sale of our products in Canada are subject to similar laws and regulations.

Measures have been enacted in various localities and states that require that a deposit be charged for certain non-refillable beverage containers. The precise requirements imposed by these measures vary. Other deposit, recycling or product stewardship proposals have been introduced in certain states and localities and in Congress, and we anticipate that similar legislation or regulations may be proposed in the future at the local, state and federal levels, both in the United States and elsewhere.

Our facilities in the United States are subject to federal, state and local environmental laws and regulations. Compliance with these provisions has not had, and we do not expect such compliance to have, any material adverse effect upon our capital expenditures, net income or competitive position.

Employees

As of June 30, 2007, we employed a total of 32 employees, all of which were employed on a full-time basis. Of our 32 employees, we employ 12 in administrative and operational capacities and 20 persons in sales and marketing capacities. We have not experienced any work stoppages, and we consider relations with our employees to be good.

Available Information

Our Internet address is www.bookooenergy.com.. Information contained on our website is not part of this report. Our filings with the Securities and Exchange Commission, or SEC, including our annual report on Form 10-KSB and quarterly reports on Form 10-QSB will be made available free of charge on www.bookooenergy.com, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. In addition, you may request a copy of these filings (excluding exhibits) at no cost by writing or telephoning us at the following address or telephone number:

Boo Koo Beverage, Inc.
4951 Airport Parkway
Suite 660
Addison, Texas 75001
(972) 818-3862

1A. RISK FACTORS

An investment in our company involves a high degree of risk. Investors should carefully consider the risks below before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. In such case, the trading price of our common stock could decline and investors could lose all or part of their investment.

Risks Related To Our Business

We have experienced losses and expect to incur substantial net losses in the future. If we do not achieve profitability, our financial condition and stock price could suffer.

Since the inception of our business in 2002, we have incurred significant losses. We incurred net losses of approximately $6.9 million and $3.1 million during the fiscal years ended December 31, 2006 and 2005, respectively, and $1.2 million and $1.3 million during the three month periods ended March 31, 2007 and 2006, respectively. As of March 31, 2007, we had an accumulated deficit of approximately $12.8 million.

We expect operating losses and negative cash flow to continue for the foreseeable future. We anticipate that our losses may increase from current levels because we expect to incur significant additional costs and expenses related to being a public company, development of new brands and flavors, advertising, marketing and promotional activities, as well as the employment of additional personnel as our business expands.

Our ability to become profitable depends on our ability to generate and sustain substantially higher revenue while maintaining reasonable expense levels. In particular, although we intend to increase significantly our spending on marketing and promotional activities, these efforts may not be effective in increasing our sales. If we do not achieve profitability, we may not be able to continue our operations.

We rely on bottlers and distributors to distribute our products. If we are unable to secure such bottlers and distributors or to maintain good relationships with our existing bottlers and distributors, this could hurt our ability to efficiently and profitably distribute and market our products, and maintain our existing markets and expand our business into other geographic markets.

We distribute our products through regional bottlers and other direct store delivery distributors having established sales, marketing and distribution organizations. Our ability to establish a market for our unique brands and products in new geographic distribution areas, as well as maintain and expand our existing markets, depends on our ability to establish and maintain successful relationships with reliable distributors strategically positioned to serve those areas. Many of our bottlers and distributors are affiliated with, manufacture and/or distribute soda and non-carbonated brands and other beverage products, including energy drinks, and our products may represent a small portion of their business. In many cases, these products compete directly with our products. To the extent that our distributors are distracted from selling our products or do not employ sufficient efforts in managing and selling our products, including re-stocking retail shelves with our products, our sales will be adversely affected.

Our ability to maintain our distribution network and attract additional distributors depends on a number of factors, many of which are outside our control. Some of these factors include:

•	the level of demand for our brands and products in a particular distribution area;

•	our ability to price our products at levels competitive with those offered by competing products; and

•	our ability to deliver products in the quantity and at the time ordered by distributors.

We may not be able to meet all or any of these factors in any of our current or prospective geographic areas of distribution. Our inability to achieve any of these factors in a geographic distribution area will have a material adverse effect on our relationships with our distributors in that particular geographic area, thus limiting our ability to expand our market, which will likely adversely effect our revenues and financial results.

We generally do not have long-term agreements with our distributors, and we incur significant time and expense in attracting and maintaining key distributors.

Our marketing and sales strategy depends in large part on the availability and performance of our distributors. We have entered into written agreements with many of our top distributors for varying terms and duration; however, most of our other distribution relationships, including our relationship with our largest distributor, are oral (based solely on purchase orders) and are terminable by either party at will. We currently do not have, nor do we anticipate in the future that we will be able to establish, long-term contractual commitments from many of our distributors. In addition, despite the terms of the written agreements with many of our top distributors, there are no minimum levels of performance under those agreements, and any of those agreements may be terminated early. We may not be able to maintain our current distribution relationships or establish and maintain successful relationships with distributors in new geographic distribution areas. Moreover, there is the additional possibility that we may have to incur additional expenditures to attract and maintain key distributors in one or more of our geographic distribution areas in order to profitably exploit our geographic markets.

Because our distributors are not required to place minimum orders with us, we need to carefully manage our inventory levels, and it is difficult to predict the timing and amount of our sales.

Our distributors are not required to place minimum monthly or annual orders for our products. In order to reduce inventory costs, distributors endeavor to order products from us on a “just in time” basis in quantities, and at such times, based on the demand for the products in a particular distribution area. Accordingly, there is no assurance as to the timing or quantity of purchases by any of our distributors or that any of our distributors will continue to purchase products from us in the same frequencies and volumes as they may have done in the past. In addition, we cannot predict the number of cases to be sold by any of our distributors.

Our customers are material to our success. If we are unable to maintain good relationships with our existing customers, our business could suffer.

Unilateral decisions could be taken by our distributors or our retailers, such as convenience chains, grocery chains, specialty chain stores, club stores and other customers to discontinue carrying all or any of the our products that they are carrying at any time, which could cause our business to suffer. Such decisions may be affected by factors outside of our control, including our ability to deliver products in the quantity and at the time ordered by distributors. Two of our distributors, Swire Coca-Cola, Inc. and McLane Company, Inc. accounted for approximately 19% and 19% and 11% and 13%, respectively, of our total sales for 2006 and 2005. A decision by these distributors, or any other large customer, to decrease the amount purchased from us or to cease carrying our products could have a material adverse effect on our financial condition and consolidated results of operations.

We rely on third-parties to produce and package our products. If we are unable to maintain good relationships with our bottlers and contract packers or their ability to manufacture our products becomes constrained or unavailable to us, our business could suffer.

We do not own the plant and equipment required to manufacture and package our beverage products and do not anticipate having such capabilities in the future. As a consequence, we depend on third-parties to produce and package our beverage products and to deliver them to distributors. Our ability to attract and maintain effective relationships with manufacturers and other third parties for the production, packaging and delivery of our beverage products in a particular geographic distribution area is important to the achievement of successful operations within each distribution area. Competition for contract packers’ business is tight and this could make it more difficult for us to obtain new or replacement packers, or to locate back-up contract packers, in our various distribution areas, and could also affect the economic terms of our agreements with our packers. Although our production arrangements are generally of short duration or are terminable upon request, in the event of a disruption or delay, we may be unable to procure alternative packing facilities at commercially reasonable rates or within a reasonably short time period. In addition, there are limited packing facilities in the United States with adequate capacity or suitable equipment for our Jugo product, as well as our 5.75 can products. We may not be able to maintain our economic relationships with current contract packers or establish satisfactory relationships with new or replacement contract packers, whether in existing or new geographic distribution areas. The failure to establish and maintain effective relationships with contract packers for a distribution area could increase our manufacturing costs and thereby materially reduce profits realized from the sale of our products in that area. In addition, poor relations with any of our contract packers could adversely affect the amount and timing of product delivered to our distributors for resale, which would in turn adversely affect our revenues and financial condition.

As is customary in the contract packing industry for comparably sized companies, we are expected to arrange for our contract packing needs sufficiently in advance of anticipated requirements. To the extent demand for our products exceeds available inventory and the capacities produced by contract packing arrangements, or orders are not submitted on a timely basis, we will be unable to fulfill distributor orders on demand. Conversely, we may produce more products than warranted by the actual demand for them, resulting in higher storage costs and the potential risk of inventory spoilage. Our failure to accurately predict and manage our contract packaging requirements may impair relationships with our independent distributors and key accounts, which, in turn, would likely have a material adverse affect on our ability to maintain profitable relationships with those distributors and key accounts.

If we are unable to maintain product quality, or if we encounter product recalls, our business may suffer.

Because we rely on third parties to manufacture our products, we have limited control over the consistency and quality of our products. Although we randomly test our products for consistency and quality, such testing may not prevent the distribution of defective or substandard products. Product quality issues, real or imagined, or allegations of product contamination, even if fake or unfounded, could tarnish the image of the affected brands and may cause consumers to choose other products. We may be required from time to time to recall products entirely or from specific co-packers, markets or batches. Product recalls could adversely affect our profitability and our brand image. We do not maintain recall insurance.

We depend on certain key executive personnel for our success, the loss of whom could harm our business, financial condition and results of operations.

Our success depends on the continued availability and contributions of members of our senior management and other key production, distribution, sales and financial personnel who have been recruited within the past several years. These include Daniel Y. Lee, our Chief Executive Officer, and Stephen C. Ruffini, our Chief Financial Officer. As such, our success depends in large measure on the continued service of Messrs. Lee and Ruffini in those positions. The loss of the services of any of Messrs. Lee or Ruffini or any of our other key personnel could delay or limit the growth of our existing brands and the introduction of new brands. In addition, as we grow and execute our business plan, our management may be too thin and we may need to bring in additional members of management. Furthermore, recruiting and retaining qualified personnel to market and promote our brands will be critical to our success. The loss of members of our management team could significantly weaken our management team, hurt employee morale, harm our ability to compete effectively and harm our long-term business prospects. We may not be successful in finding appropriate executives when needed, which could harm our operations, growth and our ability to compete If key managers were to end their employment with us, it could disrupt our customer relationships and have a corresponding negative effect on our financial results, marketing and other objectives and impair our ability to implement our rapid growth strategy. We do not maintain key man life insurance on any of these individuals.

Our limited operating history makes forecasting our revenues and expenses difficult, and we may be unable to adjust our spending in a timely manner to compensate for unexpected revenue shortfalls.

As a result of our limited operating history, it is difficult to accurately forecast our future revenues. In addition, we have limited meaningful historical financial data upon which to base planned operating expenses. Current and future expense levels are based on our operating plans and estimates of future revenues. Revenues and operating results are difficult to forecast because they generally depend on our ability to successfully launch new products, which can result in higher sales during the initial launch, promote our brands and the growth in their popularity. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall, which would result in further substantial losses. We may also be unable to expand our operations in a timely manner to adequately meet demand to the extent it exceeds expectations.

Our business and financial results depend on maintaining a consistent and economical supply of raw materials.

Raw materials for our products include proprietary ingredients, sweeteners, aluminum, labels, caps and packaging materials. Prices for our raw materials are generally determined by the market, and may change at any time. During 2006, prices for our raw materials increased and such increases are expected to continue during 2007. Increases in prices for any of these raw materials in the future could have a material adverse impact on our profitability and financial position. The increased costs, together with increased energy, gas and freight costs, resulted in increased production costs for certain products. If we are unable to continue to find adequate suppliers for our raw materials on economic terms acceptable to us, this will adversely affect our results of operations.

We may not correctly estimate demand for our products. Our ability to estimate demand for our products is imprecise, particularly with new products, and may be less precise during periods of rapid growth, particularly in new markets. If we materially underestimate demand for our products or are unable to secure sufficient ingredients or raw materials including, but not limited to, cans, labels, flavors, supplements or certain sweeteners, we might not be able to satisfy demand on a short-term basis. Industry-wide shortages of certain juice concentrates, supplements and sweeteners have been and could, from time to time in the future, be experienced, which could interfere with or delay production of our products and could have a material adverse effect on our business and financial results. We do not use hedging agreements or alternative instruments to manage this risk.

The costs of packaging supplies, as well as co-packing, are subject to price increases from time to time and we may be unable to pass all or some of such increased costs on to our customers.

The majority of our packaging supplies contracts allow our suppliers to alter the costs they charge us for packaging supplies based on changes in the costs of the underlying commodities that are used to produce those packaging supplies, such as aluminum for cans. These changes in the prices we pay for our packaging supplies occur at certain predetermined times that vary by product and supplier. Accordingly, we bear the risk of increases in the costs of these packaging supplies, including the underlying costs of the commodities that comprise these packaging supplies. We do not use derivative instruments to manage this risk. In addition, certain of our co-pack arrangements allow such co-packers to increase their charges based on certain of their own cost increases. If the cost of these packaging supplies or co-packing increase, we may be unable to pass these costs along to our customers through corresponding adjustments to the prices we charge, which could have a material adverse effect on our results of operations.

Our existing indebtedness may adversely affect our ability to obtain additional funds and may increase our vulnerability to economic or business downturns.

Our indebtedness aggregated approximately $4.5 million as of March 31, 2007, excluding a debt discount of $1.2 million, and, as of August 1, 2007 our indebtedness aggregated approximately $1.0 million. As a result, we are subject to the risks associated with significant indebtedness, including:

•	we must dedicate a portion of our cash flows from operations to pay debt service costs and, as a result, we have less funds available for operations and other purposes;

•	it may be more difficult and expensive to obtain additional funds through financings, if available at all;

•
we are more vulnerable to economic downturns and fluctuations in interest rates, less able to withstand competitive pressures and less flexible in reacting to changes in our industry and general economic conditions; and

•	if we default under any of our existing credit facilities or if our creditors demand payment of a portion or all of our indebtedness, we may not have sufficient funds to make such payments.

We have, in the past, been in default of certain of our obligations under our credit facility and have entered into a forbearance agreement with our lender under which certain covenants contained in the credit facility were amended. As a result of the Merger and the Financing, we are currently in material compliance with the terms of our credit facility. In the event we are unable to satisfy our obligations under our credit facility in the future, our lenders could accelerate the payment of our outstanding indebtedness under the facility and we may not have sufficient cash to satisfy such payments.

We have pledged substantially all of our assets to secure our borrowings and are subject to covenants that may restrict our ability to operate our business.

Our borrowings under our existing line of credit are secured by substantially all of our assets. If we default under the indebtedness secured by our assets, those assets would be available to the secured creditor to satisfy our obligations to the secured creditor. In addition, our credit facility imposes certain restrictive covenants, including financial covenants. Failure to satisfy any of these covenants could result in all or any of the following:

•	acceleration of the payment of our outstanding indebtedness;

•	cross defaults to and acceleration of the payment under other financing arrangements;

•	our inability to borrow additional amounts under our existing financing arrangements; and

•	our inability to secure financing on favorable terms or at all from alternative sources.

Any of these consequences could adversely affect our ability to acquire consumer receivable portfolios and operate our business.

Our revenues from operations are not expected to be sufficient to meet our capital needs in the near future, and we may need to raise additional funds in the future, which may not be available to us on favorable terms, if at all, thereby potentially disrupting the growth of our business and ability to generate revenues.

Since inception, we have incurred losses and have had capital and stockholders’ deficits and limited cash to fund operations. Because we do not expect that revenues from operations will be sufficient to meet our projected capital needs, in addition to the Financing, we may be required to raise additional capital through equity or debt financings in the future. Such capital may not be available to us or, if it is available, such capital may not be available on terms that are acceptable to us. If additional financing is raised by the issuance of common stock, you may suffer additional dilution, and if additional financing is raised through debt financing, it may involve significant restrictive covenants which could affect our ability to operate our business. If we are unable to raise sufficient additional capital on acceptable terms, we will likely have liquidity problems which will disrupt our planned growth and would have a material adverse effect on our financial condition or business prospects.

Our intellectual property rights are critical to our success, the loss of such rights could materially adversely affect our business.

Failure to protect our intellectual property could harm our brand and our reputation, and adversely affect our ability to compete effectively. Further, enforcing or defending our intellectual property rights, including our trademarks, copyrights and trade secrets, could result in the expenditure of significant financial and managerial resources. We regard our intellectual property, particularly our trademarks and trade secrets to be of considerable value and importance to our business and our success. We rely on a combination of trademark, copyright and trade secrecy laws, confidentiality procedures and contractual provisions to protect our intellectual property rights. There can be no assurance that the steps taken by us to protect these proprietary rights will be adequate or that third parties will not infringe or misappropriate our trademarks, trade secrets (including our flavor concentrate trade secrets) or similar proprietary rights. There is no assurance that other parties will not assert infringement claims against us, and we may have to pursue litigation against other parties to assert our rights. Any such claim or litigation could be costly. Any event that would jeopardize our proprietary rights or any claims of infringement by third parties could have a material adverse affect on our ability to market or sell our brands, profitably exploit our unique products or recoup our associated research and development costs.

If we fail to maintain effective internal controls over financial reporting, we may be subject to litigation and/or costly remediation and the price of our common stock may be adversely affected.

As a private company, Old Boo Koo previously had not been obligated to report on its disclosure controls and procedures or its internal control over financial reporting, and as a growth stage company, is only in the process of implementing formal procedures intended to satisfy the requirements of Section 404 and other related provisions of the Sarbanes-Oxley Act of 2002. However, as a public company, we will have to fully comply with these requirements.

Failure to establish the required controls or procedures, or any failure of those controls or procedures once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. Upon review of the required internal control over financial reporting and disclosure controls and procedures, our management and/or our auditors may identify material weaknesses and/or significant deficiencies that need to be addressed. Any actual or perceived weaknesses or conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of its internal control over financial reporting or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal control over financial reporting could adversely impact the price of our common stock and may lead to claims against us.

Compliance with changing corporate governance and public disclosure regulation will likely result in additional expenses and increased liability exposure for us, our directors and our executive officers.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of our assessment by our independent registered public accountants. The standards for management’s assessment of the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. In addition, we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants. If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence in us and our share value may be negatively impacted. Further, many companies have reported that compliance with these standards requires a disproportionate expenditure of funds.

In addition, the SEC recently announced a significant number of changes to the laws, regulations and standards relating to corporate governance and public disclosure. Our management team will need to invest significant time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. In addition, because public company directors and officers face increased liabilities, the individuals serving in these positions may be less willing to remain as directors or executive officers for the long-term, and we may experience difficulty in attracting qualified replacement directors and officers. We also expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, we may need to expend a significantly larger amount than we previously spent on recruiting, compensating and insuring new directors and officers.

The inability to use our tax net operating losses could result in a charge to earnings and could require us to pay higher taxes.

We have substantial tax net operating losses available to reduce taxable income for federal and state income tax purposes. A portion of the benefit associated with the tax net operating losses could be used to reduce our tax liability if we are able to obtain profitability . We believe these net deferred tax assets could be realized through tax planning strategies available in future periods and if we are able to obtain profitability. The amount of the deferred tax asset considered realizable could be reduced or eliminated in the near term if certain tax planning strategies are not successfully executed or estimates of future taxable income during the carryforward period are reduced. In addition, transactions consummated by us or our controlling shareholder that together with other transactions consummated by us or our controlling stockholder or that involve our common stock that are deemed collectively to result in a change of control of us under the tax code could limit the use of our tax net operating losses. In the event that we are unable to utilize our tax net operating losses in a reasonable time frame, we would be required to adjust our deferred tax asset on our financial statements which would result in a charge to earnings. Additionally, should the utilization of tax net operating losses be limited, we would be required to pay a greater amount of taxes in future periods.

Risks Related To Our Industry

We compete in an industry that is brand-conscious, so brand name recognition and acceptance of our products are critical to our success.

Our business is substantially dependent upon awareness and market acceptance of our products and brands by our targeted consumers. In addition, our business depends on acceptance by our distributors of our brands as beverage brands that have the potential to provide incremental sales growth rather than reduce distributors’ existing beverage sales. Although we believe that we have been relatively successful towards establishing our brands as recognizable brands in the energy drink beverage industry, it may be too early in the product life cycle of these brands to determine whether our products and brands will achieve and maintain satisfactory levels of acceptance by distributors and retail consumers. Accordingly, any failure of our Boo Koo® brand to maintain or increase acceptance or market penetration would likely have a material adverse affect on our revenues and financial results.

Change in consumer preferences may reduce demand for some of our products.

The beverage industry is subject to changing consumer preferences and shifts in consumer preferences may adversely affect us if we misjudge such preferences. To retain and expand our market share, we must continue to develop and introduce different and innovative beverages and be competitive in the areas of quality and health, although there can be no assurance of our ability to do so. For example, there is increasing awareness and concern for the health consequences of obesity among the public, and this may reduce demand for our non-diet beverages. Many of our products are considered premium products and to maintain market share during recessionary periods we may have to reduce profit margins which would adversely affect our results of operations. Product lifecycles for some beverage brands, products or packages may be limited to a few years before consumers’ preferences change. The beverages we currently market are in varying stages of their lifecycles and there can be no assurance that such beverages will become profitable for us. We may be unable to unable to maintain or increase sales or our brands through new product and packaging initiatives. We also may be unable to penetrate new markets. In addition, public concerns over the perceived safety or effects of energy drinks could also reduce demand for our energy drinks. If our revenues decline, our business, financial condition and results of operations will be adversely affected.

Our business is subject to many regulations and noncompliance is costly.

The production, marketing and sale of our unique beverages, including contents, labels, caps and containers, are subject to the rules and regulations of various federal, state and local health agencies. If a regulatory authority finds that a current or future product or production run is not in compliance with any of these regulations, we may be fined, or such products may have to be recalled, reformulated or repackaged, thus adversely affecting our financial conditions and operations. Similarly, any adverse publicity associated with any noncompliance may damage our reputation and our ability to successfully market our products. The applicable rules and regulations are subject to change from time to time, and we have no way of anticipating whether changes in these rules and regulations will impact our business adversely. Additional or revised regulatory requirements, whether labeling, environmental, tax or otherwise, could have a material adverse effect on our financial condition and results of operations.

We could be exposed to product liability claims for personal injury or possibly death.

Although we have product liability insurance in amounts we believe are adequate, we cannot assure that the coverage will be sufficient to cover any or all product liability claims. To the extent our product liability coverage is insufficient, a product liability claim would likely have a material adverse affect upon our financial condition. In addition, any product liability claim successfully brought against us may materially damage the reputation of our products, thus adversely affecting our ability to continue to market and sell that or other products. In the event of a serious product quality issue, we do not maintain a recall procedures plan to assist us in mitigating the effects from such a product quality issue.

Increased competition could hurt our business.

The beverage industry is highly competitive. The principal areas of competition are pricing, packaging, development of new products and flavors and marketing campaigns. Our products compete with a wide range of drinks produced by a relatively large number of manufacturers, most of which have substantially greater financial, marketing and distribution resources than we do. Important factors affecting our ability to compete successfully include taste and flavor of products, trade and consumer promotions, rapid and effective development of new, unique cutting edge products, attractive and different packaging, branded product advertising and pricing. Our products compete with all liquid refreshments and with products of much larger and substantially better financed competitors, including the products of numerous nationally and internationally known producers such as The Coca-Cola Company, Pepsico Inc., Cadbury Schweppes plc, Red Bull Gmbh, Hansen Natural Corporation, Kraft Foods Inc., Nestle Beverage Company, Tree Top and Ocean Spray. We also compete with companies that are smaller or primarily local in operation. Our products also compete with private label brands such as those carried by grocery store chains, convenience store chains, and club stores. There is no assurance that we will not encounter difficulties in maintaining our current revenues or market share or position due to competition in the beverage industry. If our revenues decline, our business, financial condition and results of operations could be adversely affected.

We derive a substantial portion of revenues from our energy drinks and competitive pressure in the “energy drink” category could adversely affect our operating results.

Although we may introduce Boo Koo Wet Vitamins, our non-carbonated, lightly flavored vitamin enhanced water product, during 2007, currently, all our sales are derived from our energy drinks.. Any decrease in the sales of our Boo Koo brand energy drinks could significantly adversely affect our future revenues and net income. Historically, we have experienced substantial competition from new entrants in the energy drink category. Our energy drinks compete directly with Red Bull, Adrenaline Rush, Amp, Rockstar, No Fear, Full Throttle, 180, KMX, Venom, Extreme Energy Shot, US energy, Red Devil, Rip It, Nos, Monster Energy, Lipovitan, MET-Rx, Hype, XTC, and many other brands. A number of companies who market and distribute iced teas and juice cocktails in different packages, such as 16 and 20-ounce glass bottles, including Sobe, Snapple Elements, Arizona, Fuse, and Vitamin Water, have added supplements to their products with a view to marketing their products as “functional” or “energy” beverages or as having functional benefits. Several large companies such as The Coca-Cola Company and Pepsico Inc. market and/or distribute products in the energy drink market segment such as Mountain Dew, Mountain Dew MDX, Vault, Adrenaline Rush, Amp, No Fear, Full Throttle, Sobe and Rockstar. Competitive pressures in the energy drink category could impact our revenues or we could experience price erosion or lower market share, any of which could have a material adverse affect on our business and results.

Our sales are affected by seasonality.

As is typical in the beverage industry, our sales are seasonal. In a typical year, the second and third calendar quarters, generally Memorial Day to Labor Day, account for the highest sales volume. As a result, our working capital requirements and cash flow vary substantially throughout the year. Consumer demand for our products is also affected by weather conditions. Cool, wet Spring or Summer weather could result in decreased sales of our beverages and could have an adverse effect on our results of operations.

Rising fuel and freight costs may have an adverse impact on our sales and earnings.

The recent volatility in the global oil markets has resulted in rising fuel and freight prices, which many shipping companies are passing on to their customers. Our shipping costs, and particularly our fuel expenses, have been increasing and we expect that these costs may continue to increase. Due to the price sensitivity of our products, we do not anticipate that we will be able to pass all of these increased costs on to our customers.

Weather could adversely affect our supply chain and demand for our products.

With regard to fruit juice, fruit juice concentrates and natural flavors, the beverage industry is subject to variability of weather conditions, which may result in higher prices and/or the nonavailability of any of such items. Sales of our products may also be influenced to some extent by weather conditions in the markets in which we operate, particularly in areas outside of California. Weather conditions may influence consumer demand for certain of our beverages, which could have an adverse effect on our results of operations.

Risks Related To Our Common Stock

Insiders have substantial control over us, and they could delay or prevent a change in our corporate control even if our other stockholders wanted it to occur.

Upon the closing of the Merger and the Financing, our executive officers, directors, and principal stockholders who hold 5% or more of our outstanding common stock owned, in the aggregate, approximately 38.2% of our outstanding common stock. These stockholders are able to exercise significant control over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could delay or prevent an outside party from acquiring or merging with us even if our other stockholders wanted it to occur.

We cannot assure you that a market will develop for our common stock or what the market price of our common stock will be.

Prior to the merger and our acquisition of Old Boo Koo’s business, there was a limited trading market for our common stock and there was no public trading market for Old Boo Koo’s common stock. There is no assurance that a more active market for our common stock will develop as a result of our operation of the Boo Koo business. If a market does not develop or is not sustained, it may be difficult for you to sell your shares of common stock at an attractive price or at all. We cannot predict the prices at which our common stock will trade. It is possible that, in future quarters, our operating results may be below the expectations of securities analysts or investors. As a result of these and other factors, the price of our common stock may decline, possibly materially.

The market price of our common stock may be volatile.

The market price of our common stock has been and will likely continue to be highly volatile, as is the stock market in general, and the market for OTC Bulletin Board quoted stocks in particular. Some of the factors that may materially affect the market price of our common stock are beyond our control, such as changes in financial estimates by industry and securities analysts, conditions or trends in the beverage and energy drink industries, announcements made by our competitors or sales of our common stock. These factors may materially adversely affect the market price of our common stock, regardless of our performance.

In addition, the public stock markets have experienced extreme price and trading volume volatility. This volatility has significantly affected the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may adversely affect the market price of our common stock.

Our common stock is considered a “penny stock” and may be difficult to sell.

The SEC has adopted regulations which generally define a “penny stock” to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is less than $5.00 per share and, therefore, is a “penny stock” according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of investors to sell their shares.

Future sales of our common stock may depress our stock price.

Sales of a substantial number of shares of our common stock in the public market could cause a decrease in the market price of our common stock. Immediately following the Merger and the Financing, we had 31,269,442 shares of common stock outstanding. Options and warrants to purchase an aggregate of 4,755,071 shares of our common stock are outstanding. We may also issue additional shares of stock and securities convertible into or exercisable for stock in connection with our business and the Purchasers have the right to purchase an additional $5.0 million worth of our common stock at $1.20 for a period of 45 days following the closing of the Financing under the terms of the securities purchase agreement. In addition, we have agreed to file a registration statement covering the resale of an aggregate of approximately 8.9 million shares of our common stock representing shares issued in the Financing and shares held by certain stockholders, which shares will be freely tradeable following the effective date of such registration statement. If a significant portion of these shares were sold in the public market, the market value of our common stock could be adversely affected.

Anti-takeover provisions of Florida law, our articles of incorporation and our bylaws may prevent or delay an acquisition of us that shareholders may consider favorable or attempts to replace or remove our management that could be beneficial to our shareholders.

Our articles of incorporation and bylaws contain provisions which could make it more difficult for a third party to acquire us without the consent of our board of directors. Our bylaws impose restrictions on the persons who may call special shareholder meetings. Furthermore, the Florida Business Corporation Act contains an “affiliated transaction” provision that prohibits a publicly-held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an “interested shareholder” unless, among others, (i) the transaction is approved by a majority of disinterested directors before the person becomes an interested shareholder; (ii) the interested shareholder has owned at least 80% of the corporation’s outstanding voting shares for at least five years; or (iii) the transaction is approved by the holders of two-thirds of the corporation’s voting shares other than those owned by the interested shareholder. An interested shareholder is defined as a person who together with affiliates and associates beneficially owns more than 10% of the corporation’s outstanding voting shares. This provision may have the effect of delaying or preventing a change of control of our company even if this change of control would benefit our shareholders.

2. FINANCIAL INFORMATION

SELECTED FINANCIAL DATA

The selected financial data for the fiscal years ended December 31, 2006 and 2005 was derived from our financial statements that have been audited by McGladrey & Pullen for the fiscal years then ended. The information for the three months ended March 31, 2007 and 2006 was derived from our unaudited financial data but, in the opinion of management, reflects all adjustments necessary for a fair presentation of the results for such periods. The selected financial information presented below should be read in conjunction with our audited financial statements and related notes appearing in this Current Report on Form 8-K beginning on page F-1. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of our financial statements for the fiscal years ended December 31, 2006 and 2005 and for the three months ended March 31, 2007 and 2006.

Statement of Operations Data:

	Year Ended December 31,		Three Months Ended March 31,
	2005	2006	2006	2007
	(in thousands)
Revenues	$9,356	$15,167	$4,264	$2,365
Cost of sales	5,581	9,452	2,376	1,289
Gross profit	3,775	5,715	1,888	1,076
Operating expenses	5,400	11,283	2,923	1,864
Interest expense	731	969	262	138
Loss on debt extinguishment	-	408	-	-
Amortization of debt discount	-	-	39	276
Loss before income taxes and the cumulative effect of accounting change	(2,356)	(6,945)	(1,336)	(1,202)
Deferred tax expense	706	--	-	-
Loss before cumulative effect of accounting change	(3,062)	(6,945)	-	-
Cumulative effect of accounting change	49	--	-	-
Net loss	$(3,111)	$(6,945)	$(1,336)	$(1,202)

Balance Sheet Data:

	As of December 31, 2006	As of March 31, 2007
	(in thousands)
Cash	$80	$205
Accounts receivable	1,556	1,186
Inventories	2,780	2,557
Total assets	5,264	4,749
Accounts payable	1,203	1,136
Line of credit and notes (excluding debt discount)	3,921	4,454
Total liabilities	6,088	5,172
Shareholder equity (deficit)	(824)	(423)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of this report. Actual results may differ materially from those contained in any forward-looking statements. The following discussion should be read in conjunction with “Selected Financial Data” and our financial statements and notes thereto included elsewhere in this report.

Overview

We develop, produce, market and distribute alternative beverage category energy drinks under the Boo Koo® brand name. We currently produce, market and distribute Boo Koo Energy flavored energy drinks. Immediately prior to August 1, 2007, we were a shell company with no operating business. On August 1, 2007, pursuant to the Merger between our wholly owned subsidiary and Old Boo Koo, we acquired Old Boo Koo. As a result of the Merger, Old Boo Koo became our wholly owned subsidiary. In addition, on August 1, 2007, we completed the financing pursuant to which we sold a total of 6,252,595 shares of our common stock at a price of $1.20 per share for gross proceeds of approximately $7.5 million. We also have the right, for a period of 45 days from the closing of the Financing, to sell additional shares of our common stock in an aggregate amount of up to $5.0 million at a purchase price of $1.20 per share.

Pursuant to the Merger, we issued 24,711,070 shares of our common stock to the stockholders of Old Boo Koo in exchange for all of the outstanding capital stock of Old Boo Koo. In connection with the Merger, all of the options to purchase shares of common stock of Old Boo Koo outstanding immediately prior to the Merger were exchanged for options to purchase up to an aggregate of 3,390,869 shares of our common stock, on the same terms and conditions applicable to such options prior to the Merger. The new options were issued under our 2007 Equity Compensation Plan, which was adopted by our Board of Directors on August 1, 2007 in connection with the Merger. As a result of the Merger and the Financing, 31,269,442 shares of our common stock, options to purchase up to an aggregate of 3,390,869 shares of our common stock and warrants to purchase an aggregate of 1,364,202 shares of our common stock were outstanding as of August 1, 2007.

As part of the Merger, our two existing directors, Wesley F. Whiting and Redgie Green, resigned from their positions as our directors, and Old Boo Koo’s four existing directors, Charles Jarvie, Stephen C. Johnson, Victor J. Schmerbeck and Daniel Lee, began to serve as our directors. Also as part of the Merger, (i) Mr. Whiting resigned from his positions as our President, Chief Executive Officer and Acting Chief Financial Officer; (ii) Daniel Lee, Old Boo Koo’s Chief Executive Officer, began to serve as our President and Chief Executive Officer; and (iii) Stepen Ruffini, Old Boo Koo’s Chief Financial Officer, began to serve as our Chief Financial Officer.

We currently sell and distribute our products in 43 states throughout the United States and parts of Canada through our network of regional bottlers and other direct store delivery distributors, including independent Coca-Cola, Pepsi, Cadbury Schweppes and other wholesale distributors. We also intend to expand our distribution network through alternative distribution arrangements, including direct delivery. Our products are sold primarily to mainstream convenience and grocery store chains, drug stores, gas stations and other mainstream and discount consumer stores. We are currently focusing our brand-building campaign through grassroots marketing, sampling, action sport sponsorships, such as Boo Koo Arenacross, event marketing, trade shows and conferences.

Our business strategy is to increase sales by expanding distribution of our internally developed brands in new and existing markets, stimulating consumer trial of our products and increasing consumer awareness of, and brand loyalty to, our unique brands and products. Key elements of our business strategy include:

•    creating strong distributor relationships and account management through seasoned beverage executives with extensive beverage industry knowledge;

•    generating strong consumer demand for our existing brands and products with primary emphasis in the United States and Canada;

•    developing additional unique alternative beverage brands and products; and

•    licensing our brand equity for the creation of other beverages.

The Merger also is considered to be a capital transaction in substance rather than a business combination. The transaction is equivalent to the issuance of common stock by Old Boo Koo for our net monetary assets, accompanied by a recapitalization. The transaction has been accounted for as a reverse acquisition of a “shell company” whereby Old Boo Koo is the acquirer for accounting purposes and we are the legal acquirer. In this transaction, no goodwill or other intangible assets have been recorded. As a result, the financial information included in this Current Report on Form 8-K for periods prior to the Merger relates to Old Boo Koo.

In the following discussions, most percentages and dollar amounts have been rounded to aid presentation. As a result, all figures are approximations.

Results of Operations

Three months ended March 31, 2007 compared to three months ended March 31, 2006

	Three Months Ended March 31,
	2006	2007
	(in thousands)
Revenues	$4,264	2,365
Cost of sales	2,376	1,289
Gross profit	1,888	1,076
Operating expenses	2,923	1,864
Interest expense	262	138
Amortization of debt discount	39	276
Loss before income taxes	(1,336)	(1,202)
Deferred tax expense	-	-
Net loss	$(1,336)	$(1,202)

Revenues. Revenues for the three month period ended March 31, 2007 decreased $1.9 million, or 44.5%, to $2.4 million from $4.3 million for the same period in 2006. First quarter revenues in 2006 were enhanced by the launch of both our new 16 ounce product line and Boo Koo water, which together represented sales of $2.6 million for the quarter, as well as an increase in the number of distributors. As a result, revenues in the first quarter of 2006 were abnormally high, representing 28% of our annual 2006 sales. Traditionally, the first quarter has been the slowest selling season for our products, as well as the energy drink beverage market generally. In the first quarter of 2007, we did not launch any new products and did not add any significant new distributors.

Gross Profit. Gross profit of $1.1 million in the three month period ended March 31, 2007 represented a 45.5% gross profit percentage, which was up slightly from the gross profit of 44.3% in the same period of 2006. This increase was primarily due to a price increase that was effective on January 1, 2007, which was partially impacted by the close out activity in the first quarter of 2007 related to Boo Koo Water, which was introduced in the Spring of 2006, but by year end was being sold at close out prices, as the product had been discontinued.

Operating Expenses. Operating expenses in the three month period ended March 31, 2007 decreased by $1.0 million, or 36.2%, to $1.9 million from $2.9 million in the same period of 2006. Operating expenses decreased primarily due to operational changes in the fourth quarter of 2006 which resulted in reduced marketing and general business expenses.

Interest Expense. Interest expense in the three month period ended March 31, 2007 decreased by $124,000, or 47.3%, to $138,000 from $262,000 in the same period in 2006. Interest expense decreased due to lower borrowings under our revolving credit facility during the 2007 period. Throughout the fall of 2006 and in early 2007, we focused on managing our working capital. In January and February 2007, we received new financing in the form of subordinated notes with warrants. As a result of the issuance of these warrants, in conjunction with the debt financing, a debt discount of $1.5 million was booked. In accordance with our accounting policies, the debt discount is amortized over the term of the notes. This resulted in the debt discount amortization of $276,000 during the first quarter of 2007. The amortization of debt discount in the three months ended March 31, 2006 of $39,000 pertains to warrants that were executed in July 2006, both of which are non cash charges.

Net Loss. Net loss in the three month period ended March 31, 2007 decreased $135,000 , or 10.1%, to $1.2 million from $1.3 million in the same period in 2006. The decreased net loss was driven primarily by the decrease in operating expenses partially offset by decreased gross profit due to decreased revenues.

Year ended December 31, 2006 compared to Year ended December 31, 2005

	Year Ended December 31,
	2005	2006
	(in thousands)

Revenues	$9,356	$15,167
Cost of sales	5,581	9,452
Gross profit	3,775	5,715
Operating expenses	5,400	11,283
Interest expense	731	969
Loss on debt extinguishment	-	408
Loss before income taxes and the cumulative effect of accounting change	(2,356)	(6,945)
Deferred tax expense	706	-
Loss before cumulative effect of accounting Change	(3,062)	(6,945)
Cumulative effect of accounting change	49	-
Net loss	$(3,111)	$(6,945)

Revenues. Revenues for 2006 increased $5.8 million, or 62%, to $15.2 million from $9.4 million for 2005. The increase in revenues was due to continued growth in our distribution network, an increase in the products offered, as well as continued growth in the energy drink category. We added several significant distributors to our distributor network thus providing access to retail markets such as southern California and northern New England to which we had not previously had access. While several new products were offered in calendar year 2006, the most significant was the introduction of 16 ounce product, which is the industry standard can size. The 16 ounce product line was our top selling can size, in 2006, comprising almost half our calendar year case sales.

Gross Profit. Gross profit of $5.7 million represented a 37.7% gross profit percentage, which was down from the gross profit percentage of 40.3% in 2005. This decrease was due to the margin on our 16 ounce product being slightly less than our 24 ounce product, as well as the margins on Boo Koo Water being less than our energy drink products. Boo Koo Water was introduced in the Spring of 2006, but by year end was sold at close out prices, as the product was discontinued.

Operating Expenses. Operating expenses in 2006 increased by $5.9 million, or 109%, to $11.3 million from $5.4 million in 2005. The increase was primarily driven by an increase in marketing and personnel costs, plus professional fees primarily relating to a capital transaction in July 2006.

Interest Expense. Interest expense in 2006 increased by $238,000, or 32.6%, to $969,000 from $731,000 in 2005. Interest expense increased due to a increased borrowings under our revolving credit facility throughout 2006 as compared to 2005. The loss on extinguishment of debt related to the early retirement of the term note on July 5, 2006, which had originally been entered into in September 2005. This event related to the change in control of Boo Koo in July 2006 and was a non-cash operating cost.

Net Loss. Net loss in 2006 increased $3.8 million , or 123.2%, to $6.9 million from $3.1 million in 2005. The increased loss was driven by the increase in operating costs of $5.9 million exceeding the increase in gross profits of $1.9 million.

Liquidity and Capital Resources

Since the inception of our business in 2002, we have incurred significant operating losses. We incurred net losses of $6.9 million and $3.1 million during the fiscal years ended December 31, 2006 and 2005, respectively, and $1.2 million and $1.3 million during the three month periods ended March 31, 2007 and 2006, respectively. As of March 31, 2007, we had an accumulated deficit of $12.8 million.

While the focus going forward is to improve our financial performance, we expect operating losses and negative cash flow to continue for the foreseeable future. We anticipate that our losses may increase from current levels because we expect to incur significant additional costs and expenses related to being a public company, developing new brands and flavors, advertising, marketing and promotional activities, as well as the employing additional personnel as our business expands. Our ability to become profitable depends on our ability to generate and sustain substantially higher revenue through new distribution while maintaining reasonable expense levels. In particular, although we intend to increase significantly our spending on marketing and promotional activities, these efforts may not be effective in increasing our sales.

Net cash used in operating activities was $7.3 million during the year ended December 31, 2006 compared to $3.3 million for the year ended December 31, 2005. The increase use of cash was primarily due to an increase in our net loss during 2006 of $3.8 million over our 2005 net loss. Net cash used in operating activities was $316,000 during the three months ended March 31, 2007 compared to $1.6 million for the three months ended March 31, 2006. The decrease was primarily the result of a decrease in accounts receivable.

Net cash used by investing activities was $44,000 during the year ended December 31, 2006 compared to $78,000 for the year ended December 31, 2005. Cash was used in each year for the purchase of property and equipment. Net cash used by investing activities was zero during the three months ended March 31, 2007 compared to $85,000 for the three months ended March 31, 2006. The decrease was the result of the purchase of property and equipment in the 2006 period.

Net cash provided by financing activities was approximately $7.4 million during the year ended December 31, 2006 compared to net cash provided by financing activities of approximately $3.4 million during the year ended December 31, 2005. The increase in cash provided by financing activities for 2006 was primarily related to the sale of common stock of $6.9 million (net of issuance costs) and a net increase in borrowing of approximately $500,000. Net cash provided by financing activities was $441,000 during the three months ended March 31, 2007 compared to $1.6 million for the three months ended March 31, 2006. The decrease was primarily the result of the partial repayment of outstanding amounts under our line of credit.

We continued through calendar year 2006 to have both negative operating results and cash flow, which resulted in continuing liquidity and capital need issues for us. In July 2006, due to our capital needs, there was a change in majority control of Boo Koo. An investment group purchased shares of Boo Koo’s common stock from a group of original Boo Koo investors, as well as infused us with $6.7 million in new capital, in exchange for a majority ownership in Boo Koo. The new equity proceeds were used to pay off the existing term debt of $3.3 million, pay existing payables which were in arrears, as well as provide ongoing working capital.

In the fall of 2006, the same investor group provided an additional $1.5 million in debt proceeds to us for operating needs. The additional debt financing was in the form of convertible subordinated notes, which were converted to equity in March 2007.

We maintain a $2.5 million revolving line of credit facility. The facility is a senior secured note which provides a borrowing base based on a percentage of receivables outstanding and finished goods inventory. The interest rate on this debt is prime plus 3.50%. The convertible subordinated debt carries the same interest rate. The revolving line of credit facility requires that we maintain cash and/or excess borrowing capacity of $500,000 at all times. At March 31, 2007, we were not in full compliance with all the terms of our line of credit facility and had agreed to a forbearance agreement with the lender. All the terms but for the excess borrowing base capacity were in compliance at the expiration of the original forbearance agreement on April 30, 2007. The forbearance agreement was extended and, as a result of the Merger and the Financing, we are currently in material compliance with the terms of our credit facility and as of August 1, 2007 had approximately $6,000 outstanding under the revolving line of credit facility.

On August 1, 2007, we completed a private placement of our common stock pursuant to the Securities Purchase Agreement. We sold an aggregate of 6,252,595 shares of our common stock at a price of $1.20 per share for gross proceeds of approximately $7.5 million. Pursuant to the terms of the Securities Purchase Agreement, the investors shall have the right, for a period of 45 days from the closing of the Financing, to purchase additional shares of our common stock in an aggregate amount of up to $5.0 million at a purchase price of $1.20 per share.

Although we expect that the net proceeds of the private placement, together with our available funds and funds generated from our operations, will be sufficient to meet our anticipated needs for 12 months, we may need to obtain additional capital to continue to operate and grow our business. Our cash requirements may vary materially from those currently anticipated due to changes in our operations, including our marketing and distribution activities, product development, expansion of our personnel and the timing of our receipt of revenues. Our ability to obtain additional financing in the future will depend in part upon the prevailing capital market conditions, as well as our business performance. There can be no assurance that we will be successful in our efforts to arrange additional financing on terms satisfactory to us or at all.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies and Estimates

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents—Amounts reported include cash on deposit in overnight deposit accounts and investments in money market accounts.

Accounts Receivable— Trade receivables are carried at the original invoice amount less an estimate for doubtful accounts. Trade credit is generally extended on a short-term basis; thus, trade receivables do not bear interest. The allowance for doubtful accounts is determined by management by regularly evaluating individual customer accounts and considering factors such as credit history and the current financial condition of customers. We maintain an allowance for anticipated uncollectible accounts. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

Inventories— Inventories, which largely consist of beverages and raw materials, are stated at the lower of average cost or market.

Property and Equipment—Property and equipment is stated at historical cost less accumulated depreciation and amortization. Depreciation and amortization is computed on a straight-line basis over the estimated useful lives of the assets, varying from three to seven years or, when applicable, the life of the lease, whichever is shorter.

Long-Lived Assets—We comply with the accounting and reporting requirements of Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. We will periodically evaluate the carrying value of long-lived assets when events and circumstances warrant such a review. Long-lived assets will be written down if the evaluation determines that the fair value is less than the book amount.

Income Taxes— Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets relate primarily to net operating losses, and deferred tax liabilities relate primarily to property and equipment. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Revenue Recognition— Revenues are recognized upon delivery of beverage products to customers. Costs in connection with the procurement of revenues are charged to expense as incurred.

Stock-Based Compensation—Accounting for stock options issued to employees follows the provisions of SFAS No. 123R, Share-Based Payment. This statement requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the reward. We use the Black-Scholes option pricing model to measure the fair value of options granted to employees.

Advertising Expense—In accordance with the provisions of Statement of Position (“SOP”) No. 93-7, advertising costs are expensed as incurred.

Fair Value of Financial Instruments—The fair value of our assets and liabilities that qualify as financial instruments under SFAS No. 107, Disclosures about Fair Value of Financial Instruments, approximate their carrying amounts.

Recently Issued Accounting Standards

Share-Based Payment

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R, Share-Based Payment. SFAS No. 123R is a revision to SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees. SFAS No. 123R establishes standards for accounting for transactions in which an entity exchanges its equity instruments for goods or services, primarily focusing on the accounting for transactions in which an entity obtains employee services in share-based payment transactions. Entities will be required to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service, the requisite service period (usually the vesting period), in exchange for the award. SFAS No. 123R is effective for interim and annual financial statements for years beginning after December 15, 2005 and will apply to all outstanding and unvested share-based payments at the time of adoption. In March 2005, the SEC released SAB No. 107, Share-Based Payment. SAB No. 107 provides the SEC staff position regarding the application of SFAS No. 123R. SAB No. 107 contains interpretive guidance related to the interaction between SFAS No. 123R and certain SEC rules and regulations, as well as provides the Staff’s views regarding the valuation of share-based payment arrangements for public companies.

SFAS No. 123R was adopted effective January 1, 2006 using the Black-Scholes option pricing model under the modified prospective application method. Under this method, SFAS No. 123R is applied to new awards and to awards modified, repurchased or canceled after the effective date.

Accounting Changes and Error Corrections

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. SFAS No. 154 also provides guidance for determining whether retrospective application of a change in accounting principle is impracticable and for reporting a change when retrospective application is impracticable. The provisions of SFAS No. 154 are effective for accounting changes and corrections of errors made in fiscal periods beginning after December 15, 2005. The adoption of the provisions of SFAS No. 154 is not expected to have a material impact on our financial position or results of operations.

3. PROPERTIES

Our headquarters are located in Addison, Texas. The facility consists of approximately 6,600 square feet of space under an operating lease agreement that expires on April 30, 2009 with early termination rights by us in April 2008. Our annual lease payments are approximately $82,000. We intend to lease additional space to meet our anticipated needs for the next several years.

4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock after consummation of the Merger, except as noted in the footnotes below, by:

•    each person known to be the beneficial owner of 5% or more of our outstanding common stock;

•    each of our executive officers;

•    each of our directors; and

•    all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and is calculated based on 31,269,442 shares of our common stock outstanding immediately following the Merger and the Financing. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of common stock indicated. For purposes of the table below, in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of any shares of common stock over which he or she has or shares, directly or indirectly, voting or investment power, or of which he or she has the right to acquire beneficial ownership at any time within 60 days after August 1, 2007. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares. Does not include shares of our common stock that may be purchased by the Purchasers in the Financing pursuant to the terms of the additional purchase option contained in the Securities Purchase Agreement. See “Item 2.01 Completion of Acquisition or Disposition of Assets - The Financing.”

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percentage Owned

Charles Jarvie (2)	54,528	*
Daniel Y. Lee (2)(3)	1,116,276	3.4%
Stephen C. Ruffini (2)(4)	390,420	1.2
Stephen C. Johnson (2)(5)	2,364,185	7.5
Victor J. Schmerbeck (2)(5)	2,230,272	7.1
Crestview Capital Master LLC(6)	5,681,339	18.2
Clint Carlson	2,440,410	7.8
Passport Management LLC	1,666,667	5.3
All executive officers and directors as a group (one person and five persons before and after the consummation of the Reverse Stock Split and Merger, respectively)(7)	3,925,409	11.9%

* Indicates less than 1%

(1)   Unless otherwise provided, the address of each beneficial owner is 4951 Airport Parkway, #660, Addison, Texas 75001.

(2)   Each person began to serve as an executive officer or director upon consummation of the Merger.

(3)   Represents 1,116,276 shares of our common stock issuable upon exercise of options that are exercisable within 60 days of August 1, 2007. Does not include 1,341,924 shares of our common stock issuable upon exercise of options that are not exercisable within 60 days of August 1, 2007.

(4)   Represents 390,420 shares of our common stock issuable upon exercise of options that are exercisable within 60 days of August 1, 2007. Does not include 260,200 shares of our common stock issuable upon exercise of options that are not exercisable within 60 days of August 1, 2007.

(5)   Includes (i) 1,694,700 shares of our common stock held by MVPS, LLC, a Texas limited liability company, or shares issuable upon exercise of warrants held by MVPS, (ii) 340,817 shares of common stock purchased in the Financing by an affiliate of MVPS and (iii) 194,755 shares of common stock underlying warrants issued to such affiliate in its role as a co-placement agent in connection with the Financing. Messrs. Johnson and Schmerbeck are members of MVPS and may be deemed to beneficially own the shares held by MVPS.

(6)   Crestview Capital Partners, LLC ("Crestview Partners") serves as the investment manager of Crestview Capital Master, LLC ("Crestview"), and as such has been granted investment discretion over investments including the common stock owned by Crestview. As a result of its role as investment manager to Crestview, Crestview Partners may be deemed to be the beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, of Common Stock held by Crestview. However, Crestview Partners does not (except indirectly as the general partner of Crestview) have the right to receive any dividends from, or the proceeds from the sale of, the Common Stock held by Crestview and disclaims any ownership associated with such rights. Currently, Stewart Flink, Robert Hoyt and Daniel Warsh, in their capacity as managers of Crestview Partners, have delegated authority regarding the portfolio management decisions of Crestview Partners with respect to the Common Stock owned by Crestview. None of such persons has any legal right to maintain such delegated authority. As a result of such delegated authority, Messrs. Flink, Hoyt and Warsh may be deemed to be the beneficial owners of Common Stock held by Crestview. However, neither of Messrs. Flink, Hoyt and Warsh has any right to receive any dividends from, or the proceeds from the sale of, the Common Stock held by Crestview and disclaim beneficial ownership of such shares of Common Stock.

(7)   See Footnotes (2) through (6) above.

5. DIRECTORS AND EXECUTIVE OFFICERS

Changes in Directors and Executive Officers

As part of the Merger, our two existing directors, Wesley F. Whiting and Redgie Green, resigned from their positions as our directors, and Old Boo Koo’s four existing directors, Charles Jarvie, Stephen C. Johnson, Victor J. Schmerbeck and Daniel Lee,, began to serve as our directors. Also as part of the Merger, (i) Mr. Whiting resigned from his positions as our President, Chief Executive Officer and Acting Chief Financial Officer; (ii) Daniel Lee, Old Boo Koo’s Chief Executive Officer, began to serve as our President and Chief Executive Officer; and (iii) Stephen C. Ruffini, Old Boo Koo’s Chief Financial Officer, began to serve as our Chief Financial Officer.

Directors and Executive Officers

The following persons are our executive officers and directors, and hold the offices set forth opposite their names:

Name	Age	Position
Charles Jarvie	70	Chairman of the Board
Daniel Lee	43	President, Chief Executive Officer and Director
Stephen C. Ruffini	48	Chief Financial Officer
Stephen C. Johnson	61	Director
Victor J. Schmerbeck	37	Director

Charles Jarvie  began to serve as our Chairman of the Board and a director of our company upon consummation of the Merger. Mr. Jarvie has held the same position with Boo Koo since 2006. Mr. Jarvie has been a Partner of Beta Capital Group LLC, an investment group, since 2001 and a Managing Partner of Procter Partners, Inc., an investment group, since 1990. From 1980 until 1992, Mr. Jarvie held various senior management positions for New Era Beverage Company, a product company, Schenley Industries, Inc., a spirits company, Fidelity Investments Marketing Corp., a money management company and Dr. Pepper Company, a soft drink company. From 1959 until 1979, Mr. Jarvie served in several capacities for The Procter & Gamble Company, a consumer goods products company, with his last position as Group Vice President, Food and Coffee Products. Mr. Jarvie serves on the board of directors for numerous private companies as well as various charitable organizations.

Daniel Y. Lee began to serve as our President and Chief Executive Officer upon consummation of the Merger. Since July 2006, Mr. Lee has served as President and Chief Executive Officer of Boo Koo. Mr. Lee also serves a member of the board of directors of Boo Koo. From 2003 until July 2006, Mr. Lee served as the Vice President of Hydration Business Development of The Coca-Cola Co., a soft drink company, and from 1999 to 2003, Mr. Lee served as Director of Sales and Marketing of Coca-Cola Enterprises, [an affiliate of The Coca-Cola Co.] From 1994 until 1999, Mr. Lee held various positions with The Coca-Cola Co. and Coca-Cola Enterprises. Mr. Lee has a B.S. from Georgia Institute of Technology and an M.B.A. from Georgia State University.

Stephen C. Ruffini began to serve as our Chief Financial Officer upon consummation of the Merger. Since August 2006, Mr. Ruffini has served as the Chief Financial Officer of Boo Koo. From 2001 until October 2005, Mr. Ruffini served as the Chief Financial Officer of Hit Entertainment, plc a publicly traded (FTSE-250) UK-company. Hit Entertainment is the preeminent young children’s entertainment company owning such brands as Barney the Dinosaur, Bob the Builder and Thomas the Tank Engine. From 1993-2001, Mr. Ruffini served as the Chief Financial Officer and Treasurer of Lyrick Corporation and RCL Enterprises, Inc. privately-held companies based in Allen, TX owning both entertainment properties, as well as commercial printing and publishing operations. From 1984 to 1993, Mr. Ruffini was a Senior Tax Manager at Arthur Andersen & Co. Mr. Ruffini has an MBA from the University of Texas at Austin and a BBA from Southern Methodist University. Mr. Ruffini is a Certified Public Accountant (CPA).

Stephen C. Johnson began to serve as a director of our company upon the consummation of the Merger. Mr. Johnson has served as a director of Boo Koo since 2006. Mr. Johnson is a partner with Aspen Advisors, LP, an investment banking firm located in Dallas, TX. Mr. Johnson has been involved in investment banking and private equity for the past five years, both as a principal and as an advisor. Prior to joining Aspen Advisors, Mr. Johnson was a partner for 14 years with Gibson, Dunn & Crutcher, a national law firm with more than 850 lawyers worldwide. During Mr. Johnson's tenure with Gibson Dunn he specialized in advising businesses on a wide variety of legal issues including mergers and acquisitions, public offerings, private placements, joint ventures, going private transactions, restructurings and other financings and transactions. Mr. Johnson's experience includes transactions and general counseling in the health-care, consumer products, financial services, sports, and real estate. Mr. Johnson was managing partner of the Gibson Dunn's Dallas office and served on a number of the firm's committees. Mr. Johnson graduated from the University of Nebraska with a B.A., majoring in economics and a J.D, with distinction. Mr. Johnson was an Editor of the Nebraska Law Review and a member of the Order of the Coif.

Victor J. Schmerbeck began to serve as a director of our company upon the consummation of the Merger. Mr. Schmerbeck has served as a director of Boo Koo since 2006. Mr. Schmerbeck currently serves as a Managing Director of Aspen Advisors, LP, an investment and merchant banking firm. Prior to co-founding Aspen Advisors in 2000, he served as Senior Vice President and Director of the Corporate Finance group at First Southwest Company from 1993-2000. Mr. Schmerbeck’s corporate and merchant banking experience includes buy and sell side merger and acquisition advisory, public offerings of equity securities, private placements, recapitalizations and restructurings. This experience includes transactions totaling over $1.5 billion in industries such as broadcast/media, financial services, healthcare, manufacturing, retail, technology and telecommunications. Mr. Schmerbeck’s merchant banking activities have involved the analysis of principal investment opportunities and the ongoing monitoring of portfolio companies. He has also assisted in structuring a variety of transactions relating to the origination and distribution of mortgage backed and other securitized investment instruments. Prior to First Southwest Company, Mr. Schmerbeck worked as an Analyst with EG&G, Inc. He serves on the board of directors for numerous private companies as well as various charitable organizations. Mr. Schmerbeck graduated with a B.B.A. in Finance and Real Estate from Southern Methodist University and is a Registered Representative and Principal of the National Association of Securities Dealers.

Family Relationships

There are no family relationships among the individuals comprising our board of directors, management and other key personnel.

Board Committees

Our board of directors intends to appoint such persons and form such committees as are required to meet the corporate governance requirements imposed by the national securities exchanges. Therefore, we intend that a majority of our directors will eventually be independent directors and at least one director will qualify as an “audit committee financial expert.” Additionally, our board of directors is expected to appoint an audit committee, nominating committee and compensation committee, and to adopt charters relative to each such committee. Until further determination by our board of directors, the full board of directors will undertake the duties of the audit committee, compensation committee and nominating committee.

Code of Ethics

We have not formally adopted a written code of ethics that applies to our principal executive officer, principal financial officer, or persons performing similar functions. Based on our small size and limited financial and human resources, we have not adopted a written code of ethics. We intend to formalize and adopt a written code of ethics.

6. EXECUTIVE COMPENSATION

As part of the Merger, our two existing directors, Wesley F. Whiting and Redgie Green, resigned from their positions as our directors, and Old Boo Koo’s four existing directors, Charles Jarvie, Stephen C. Johnson, Victor J. Schmerbeck and Daniel Lee, began to serve as our directors. Also as part of the Merger, (i) Mr. Whiting resigned from his positions as our President, Chief Executive Officer and Acting Chief Financial Officer; (ii) Daniel Lee, Old Boo Koo’s Chief Executive Officer, began to serve as our President and Chief Executive Officer; and (iii) Stepen Ruffini, Old Boo Koo’s Chief Financial Officer, began to serve as our Chief Financial Officer.

Unless otherwise indicated or the context otherwise requires, the executive compensation data provided below with respect to the fiscal years ended December 31, 2006 and 2005 represents compensation provided by us to Wesley F. Whiting, our sole executive officer prior to the Merger, and provided by Old Boo Koo to Daniel Lee, our current Chief Executive Officer, and Stephen C. Ruffini, our Chief Financial Officer.

Summary Compensation Table

The following table sets forth information concerning the compensation paid by us or Old Boo Koo during the fiscal years ended December 31, 2006 and 2005 to our chief executive officer and our other executive officers whose salary and bonus for the year exceeded $100,000 and who served as an executive officer of our company or Old Boo Koo as of December 31, 2006 (each, a “Named Executive Officer”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Total Compensation ($)
Daniel Lee President and Chief Executive Officer(2)	2006	143,751	127,896	271,647

Stephen C. Ruffini Chief Financial Officer(3)	2006	76,538	57,883	134,421

Wesley F. Whiting (4)	2006 2005	-- --	-- --	-- --

(1) Represents the expense to us pursuant to FAS 123(R) for the respective year for restricted stock or stock options granted as long-term incentives pursuant to 2007 Option Plan. See notes to our Financial Statements for the fiscal year ended December 31, 2006 for the assumptions used for valuing the expense under FAS 123(R).

(2) Mr. Lee has served as our Chief Executive Officer since the consummation of the Merger. From July 5, 2006 until the consummation of the Merger, Mr. Lee served as Chief Executive Officer of Old Boo Koo. Compensation for Mr. Lee set forth in the table reflects compensation paid by Old Boo Koo during the fiscal year ended December 31, 2006.

(3) Mr. Ruffini has served as our Chief Financial Officer since the consummation of the Merger. From August 14, 2006 until the consummation of the Merger, Mr.Ruffini served as Chief Financial Officer of Old Boo Koo. Compensation for Mr. Ruffini sets forth in the table reflects compensation paid by Old Boo Koo during the fiscal year ended December 31, 2006.

(4) Mr. Whiting served as the President, Chief Executive Officer and Acting Chief Financial Officer from April 2006 until his resignation from such positions upon the consummation of the Merger. We did not pay Mr. Whiting any compensation for his services as our President, Chief Executive Officer and Acting Chief Financial Officer during the fiscal years ended December 31, 2006 and 2005.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding exercisable and unexercisable option and stock awards held by the Named Executive Officers as of December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Daniel Lee (1)	191,703	1,533,628	0.92	8/28/16
Stephen C. Ruffini (2)	86,760	347,040	0.92	8/28/16
Wesley F. Whiting (3)	--	--	--	--

(1) Mr. Lee has served as our Chief Executive Officer since the consummation of the Merger. From July 5, 2006 until the consummation of the Merger, Mr. Lee served as Chief Executive Officer of Old Boo Koo. As of December 31, 2006, Mr. Lee held options to purchase an aggregate of 132,575 shares of common stock of Old Boo Koo. 25,515 shares (or 20% of the options) of common stock of Old Boo Koo vested on the initial grant date of August 29, 2006. The remaining options vest at the rate of 20% per annum on the anniversary of the grant date. Upon consummation of the Merger, in exchange for all of Mr. Lee’s options to purchase shares of common stock of Old Boo Koo, we issued to Mr. Lee options to purchase shares of our common stock under our 2007 Equity Compensation Plan on substantially the same terms. The table reflects options to purchase shares of our common stock that Mr. Lee would have held as of December 31, 2006 if the Merger had been consummated on or before such date.

(2) Mr. Ruffini has served as our Chief Financial Officer since the consummation of the Merger. From August 14, 2006 until the consummation of the Merger, Mr. Ruffini served as Chief Financial Officer of Old Boo Koo. As of December 31, 2006, Mr. Ruffini held options to purchase an aggregate of 60,000 shares of common stock of Old Boo Koo. 12,000 shares (or 20% of the options) of common stock of Old Boo Koo on the initial grant date of August 29, 2006. The remaining options vest at the rate of 20% per annum on the anniversary of the grant date. Upon consummation of the Merger, in exchange for all of Mr. Ruffini’s options to purchase shares of common stock of Old Boo Koo, we issued to Mr. Ruffini options to purchase shares of our common stock under our 2007 Equity Compensation Plan on substantially the same terms. The table reflects options to purchase shares of our common stock that Mr. Ruffini would have held as of December 31, 2006 if the Merger had been consummated on or before such date.

(3) Mr. Whiting served as the President, Chief Executive Officer and Acting Chief Financial Officer from April 2006 until his resignation from such position upon the consummation of the Merger.

Compensation of Directors

We have agreed to pay Charles Jarvie an annual fee of $100,000, payable in equal monthly installments, for service as our Chairman of the Board. In addition, Mr. Jarvie received an aggregate of 7,542 shares of Old Boo Koo common stock in 2006 and 2007 which vested in 2007 for services rendered as the Chairman of Old Boo Koo. These shares converted into shares of our common stock in connection with the Merger. Except for Mr. Jarvie’s annual fee and shares, there are presently no arrangements providing for payments to directors for director or consulting services. We expect to establish compensation arrangements for our directors shortly after the consummation of the Merger.

Executive Employment Contracts

We do not have any written employment agreements with David Lennox. Provided below is information concerning the employment arrangements that Boo Koo has with Daniel Y. Lee and Stephen C. Ruffini and under which Messrs. Lee and Ruffini will serve as our Chief Executive Officer and Chief Financial Officer upon consummation of the Merger.

As of January 31, 2007, Boo Koo entered into a Second Amended and Restated Employment Agreement with Daniel Y. Lee to secure his continued service as President and Chief Executive Officer of Boo Koo and an Amended and Restated Employment Agreement with Stephen C. Ruffini to secure his continued service as Chief Financial Officer of Boo Koo. Mr. Lee's employment agreement provides for a base salary of $300,000, the grant of an option to purchase 233,940 shares of Old Boo Koo's common stock, a performance bonus, the grant of an option to purchase 106,060 shares of Old Boo Koo's common stock with performance-based vesting, and participation on generally applicable terms and conditions in other compensation and fringe benefit plans. Mr. Ruffini's employment agreement provides for a base salary of $200,000, the grant of options to purchase up to an aggregate of 90,000 shares of Old Boo Koo's common stock, a performance bonus, and participation on generally applicable terms and conditions in other compensation and fringe benefit plans. Each agreement will continue until terminated by the executive or Boo Koo.

The terms of the employment agreements provide that if the executive is terminated without "cause" or if he resigns for "good reason," he shall be entitled to severance benefits in the amount of the executive's base salary for a period of 18 months following the date of termination and payment of any annual bonus that would otherwise be due for the fiscal year of termination, prorated to the number of days in the fiscal year for which executive was employed. Upon termination due to death or disability, the executive will be entitled to any annual bonus that would otherwise be due for the fiscal year of termination, prorated to the number of days the executive was actively employed and providing services for the company.

The term "good reason" means the voluntary termination of employment by executive within 60 days after the occurrence of, among other things, a “change of control” (as such term is defined in the employment agreements).

During the term of the employment agreements and for a period of two years thereafter, subject to applicable law, the executives will be subject to restrictions on competition with Boo Koo. During the term of the employment agreements and for a period of two years thereafter, with respect to Mr. Lee, and one year thereafter for Mr. Ruffini, the executives will be subject to restrictions on the solicitation of our employees, customers and clients.

Compensation Committee Interlocks and Insider Participation

During our fiscal year ended December 31, 2006, we did not have a compensation committee or another committee of our board of directors performing equivalent functions. Instead, the entire board of directors performed the function of a compensation committee. As a member of our board of directors, David Lennox, our sole executive officer prior to the Merger, participated in deliberations of the board of directors; however, there were no deliberations relating to executive officer compensation during the fiscal year ended December 31, 2006. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the board of directors or compensation committee.

2007 Equity Incentive Plan

General

On August 1, 2007, our board of directors adopted the Old Boo Koo 2006 Stock Incentive Plan and renamed it the Captech Financial Group, Inc. 2006 Stock Incentive Plan (the “Plan”). We intend to submit the Plan to our stockholders at our next annual meeting.

The general purpose of the Plan is to provide an incentive to our officers, employees, directors and consultants, by enabling them to share in the future growth of our business. The Plan permits the grant of stock options and restricted stock awards. Our board of directors believes that the granting of stock options and restricted stock awards promotes continuity of management and increases incentive and personal interest in the welfare of our company by those who are primarily responsible for shaping and carrying out our long range plans and securing our growth and financial success. In August 2006, Boo Koo adopted a substantially similar plan to serve this incentive compensation purpose.

The board believes that the Plan will advance our interests by enhancing our ability to (a) attract and retain employees and consultants who are in a position to make significant contributions to our success; (b) reward our employees and consultants for these contributions; and (c) encourage employees and consultants to take into account our long-term interests through ownership of our shares.

Description of the Plan

Administration. The Plan will be administered by the Compensation Committee of the board of directors, but if there is no Compensation Committee constituted, then the Plan will be administered by the board of directors. For purposes of this description, the body charged with administration of the Plan is referred to as the Committee. The Committee may grant options to purchase shares of our common stock, as well as restricted shares of our common stock. The Committee also has authority to determine the terms and conditions of each option or other kind of equity award and adopt, amend and rescind rules and regulations for the administration of the Plan. No options or awards may be made under the Plan after August 28, 2016, but the Plan will continue thereafter while previously granted options or awards remain subject to the Plan.

Eligibility. Officers, employees, directors and consultants of the Company and its affiliates are eligible to receive options or restricted stock awards under the Plan. However, only officers and employees are eligible to receive grants of stock options that are “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), as discussed further below.

Shares Subject to the Plan. Subject to adjustments set forth in the Plan, 4,157,250 shares of common stock are available for issuance in connection with options and awards granted under the Plan, subject to customary adjustments for stock splits, stock dividends or similar transactions. If any option granted under the Plan terminates without having been exercised in full or if any award is forfeited, the number of shares of common stock as to which such option or award was forfeited will be available for future grants under the Plan. The maximum number of shares of common stock that may be subject to options and/or restricted stock awards granted under the Plan to any one person in any calendar year is 2,920,000.

Terms and Conditions of Options. Options granted under the Plan may be either “incentive stock options” that are intended to meet the requirements of Section 422 of the Code or “non-qualified” stock options that do not meet the requirements of Section 422 of the Code. The exercise price of options granted under the Plan will not be less than the fair market value per share of Common Stock on the date of grant. However, the exercise price of incentive stock options granted to a stockholder owning 10% or more of our outstanding common stock must be 110% of fair market value on the date of grant. No option may be exercisable for more than ten years (five years in the case of an incentive option granted to a ten-percent or more stockholder) from the date of grant. Options granted under the Plan will be exercisable at such time or times as the Committee prescribes at the time of grant.

Generally, the option price may be paid in cash or by check, or if permitted by the Committee, by delivery of shares of our common stock having a fair market value equal to the purchase price that have been owned by the optionee for at least six months at the time of exercise, or a cashless exercise or “same day sale” arrangement, or by a combination of such methods.

The Committee is authorized to establish the exercise period, if any, of options following an optionee’s termination of employment or service with the Company and its affiliates.

No option may be transferred other than by will or by the laws of descent and distribution, and during a recipient’s lifetime an option may be exercised only by the recipient.

Terms and Conditions of Restricted Stock Awards. Restricted stock awards granted under the Plan provide for grants of shares of our common stock that are subject to restrictions on transfer and are generally forfeitable to the extent that the recipient terminates service with us and our affiliates prior to the time that the restrictions lapse or the vesting requirements are attained. Restrictions are determined by the Committee and may be based on the passage of time, the attainment of one or more performance goals or any other conditions or events that the Committee deems appropriate. Unless otherwise determined by the Committee, the recipient of a restricted stock award will not be required to make any payment for shares of our common stock issued in connection with a restricted stock award. Holders of restricted shares will have the right to vote such shares and to receive any cash dividends with respect thereto during the restriction period. Any stock dividends will generally be subject to the same restrictions as the underlying shares of restricted stock.

Effect of Change in Control. Unless otherwise determined by the Committee at the time an option or restricted stock award is granted, or otherwise provided by a grantee’s employment agreement, if a “Change in Control” occurs, each outstanding option will become vested and exercisable and the restrictions with respect to all outstanding restricted stock awards will lapse. If an optionee does not exercise his or her options within 30 days following the Change in Control (or the expiration of the term of the option if earlier), those options will be forfeited.

A “Change in Control” will occur if (i) a person or entity or group of persons and/or entities acting in concert become the direct or indirect owner(s) of securities of the company representing 50% or more of the combined voting power of our then outstanding securities, (ii) a change in the composition of our board of directors whereby persons who on the effective date of the Plan (and their nominees) fail to constitute a majority of the board, (iii) a consolidation or merger of the company occurs as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity are owned by persons who were owners of our voting securities immediately before the merger or consolidation, (iv) the sale or transfer of substantially all of our assets to any entity that is not an affiliate of our, or (v) the complete liquidation or dissolution of the company.

Amendments, Termination. Our board of directors may at any time amend or terminate the Plan. However, any amendment of the Plan will not be effected without stockholder approval if and to the extent required by law or the requirements of an applicable securities exchange.

Federal Income Consequences

Following is a summary of the federal income tax consequences of option and restricted stock award grants under the Plan. Recipients of options and/or restricted stock awards granted under the Plan are advised to consult their personal tax advisors with respect to the exercise of an option or the receipt of a restricted stock award. In addition, the following summary is based upon an analysis of the Code as currently in effect, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change and does not address state, local or other tax laws.

Treatment of Options

The Code treats incentive stock options and non-qualified stock options differently. However, as to both types of options, no income will be recognized to the optionee at the time of the grant of the options under the Plan, nor will we be entitled to a tax deduction at that time.

Generally, upon exercise of a non-qualified stock option, an optionee will recognize ordinary income tax on the excess of the fair market value of the stock on the exercise date over the option price. We will be entitled to a tax deduction in an amount equal to the ordinary income recognized by the optionee in the fiscal year which includes the end of the optionee’s taxable year. We will be required to satisfy applicable withholding requirements in order to be entitled to a tax deduction. In general, if an optionee, in exercising a non-qualified stock option, tenders shares of common stock in partial or full payment of the option price, no gain or loss will be recognized on the tender. However, if the tendered shares were previously acquired upon the exercise of an incentive stock option and the tender is within two years from the date of grant or one year after the date of exercise of the incentive stock option, the tender will be a disqualifying disposition of the shares acquired upon exercise of the incentive stock option.

For incentive stock options, there is no taxable income to an optionee at the time of exercise. However, the excess of the fair market value of the stock on the date of exercise over the exercise price will be taken into account in determining whether the “alternative minimum tax” will apply for the year of exercise. If the shares acquired upon exercise are held until at least two years form the date of grant and more than one year from the date of exercise, any gain or loss upon the sale of such shares, if held as capital assets, will be long-term capital gain or loss (measured by the difference between the sales price of the stock and the exercise price). Under current federal income tax law, a long-term capital gain will be taxed at a rate which is less than the maximum rate of tax on ordinary income. If the two-year and one year holding period requirements are not met (a “disqualifying disposition”), an optionee will recognize ordinary income in the year of disposition in an amount equal to the lesser of (i) the fair market value of the stock on the date of exercise minus the exercise price or (ii) the amount realized on disposition minus the exercise price. The remainder of the gain will be treated as long-term capital gain, depending upon whether the stock has been held for more than a year. If an optionee makes a disqualifying disposition, the Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee.

In general, if an optionee, in exercising an incentive stock option, tenders shares of our common stock in partial or full payment of the option price, no gain or loss will be recognized on the tender. However, if the tendered shares were previously acquired upon the exercise of another incentive stock option and the tender is within two years from the date of grant or one year after the date of exercise of the other option, the tender will be a disqualifying disposition of the shares acquired upon exercise of the other option.

As noted above, the exercise of an incentive stock option could subject an optionee to the alternative minimum tax. The application of the alternative minimum tax to any particular optionee depends upon the particular facts and circumstances which exist with respect to the optionee in the year of exercise. However, as a general rule, the amount by which the fair market value of our common stock on the date of exercise of an option exceeds the exercise price of the option will constitute an item of “adjustment” for purposes of determining the alternative minimum taxable income on which the alternative tax may be imposed. As such, this item will enter into the tax base on which the alternative minimum tax is computed, and may therefore cause the alternative minimum tax to become applicable in any given year.

Treatment of Restricted Stock Awards

Generally, absent an election to be taxed currently under Section 83(b) of the Code (a "Section 83(b) Election"), there will be no federal income tax consequences to either the recipient or us upon the grant of a restricted stock award. At the expiration of the restriction period and the satisfaction of any other restrictions applicable to the restricted shares, the recipient will recognize ordinary income and we generally will be entitled to a corresponding deduction equal to the fair market value of the common stock at that time. If a Section 83(b) Election is made within 30 days after the date the restricted stock award is granted, the recipient will recognize an amount of ordinary income at the time of the receipt of the restricted shares, and we generally will be entitled to a corresponding deduction, equal to the fair market value (determined without regard to applicable restrictions) of the shares at such time. If a Section 83(b) Election is made, no additional income will be recognized by the recipient upon the lapse of restrictions on the shares (and prior to the sale of such shares), but, if the shares are subsequently forfeited, the recipient may not deduct the income that was recognized pursuant to the Section 83(b) Election at the time of the receipt of the shares.

Potential Limitation on Company Deductions

Code Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation exceeds $1 million for a covered employee. Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Code Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that: (i) the stock award plan contains a per-employee limitation on the number of shares for which stock options may be granted during a specified period; (ii) the per-employee limitation is approved by the stockholders; (iii) the award is granted by a compensation committee comprised solely of “outside directors”; and (iv) the exercise price of the award is no less than the fair market value of the stock on the date of grant.

Tax Withholding

As and when appropriate, we will require each recipient of an option or other award under the Plan to pay any federal, state or local taxes required by law to be withheld.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

There are no material relationships between us and our current directors and executive officers other than the transactions and relationships described below:

Recapitalization and Stock Purchases

On March 23, 2006, Old Boo Koo and Aspen Advisors, LP (“Aspen Advisors”), a Texas limited partnership and an affiliate of BK Beverages, LLC (the “BK Beverages”), a Texas limited liability company and Old Boo Koo’s largest shareholder immediately prior to the Merger, entered into a financial consulting agreement (the “FCA”) pursuant to which Aspen Advisors agreed to assist in arranging the sale of shares of common stock of Old Boo Koo for up to $12,500,000 (the “Recapitalization”), and thereafter assist Old Boo Koo in connection with the Merger. Pursuant to the FCA, Aspen Advisors also agreed to assist Old Boo Koo with financings after the closing of the Recapitalization. In consideration of the foregoing services, Old Boo Koo paid Aspen Advisors a fee of $600,000 in cash at the closing of the Recapitalization, and agreed to (a) pay Aspen Advisors a fee equal to 5% of the gross proceeds of any financings subsequent to the closing of Recapitalization and (b) reimburse Aspen Advisors for its direct, reasonable expenses in performing services under the FCA. In addition, in consideration of the consulting services provided in connection with Merger, Old Boo Koo issued to an affiliate of Aspen Advisors, MVPS, LLC, a Texas limited liability company (“MVPS”), a warrant to purchase up to 3% of the outstanding shares of common stock of Old Boo Koo at an exercise price of $0.01 per share, which warrant was exercised into Old Boo Koo immediately prior to the Merger and the holder received 750,000 shares of our common stock pursuant to the terms of the Merger. In connection with the Financing, the FCA has been amended and Aspen Advisors is no longer entitled to a fee equal to 5% of the gross proceeds of any financings subsequent to the closing of Recapitalization. Victor Schmerbeck and Stephen Johnson, two of our directors, are a managing director and a partner, respectively, of Aspen Advisors.

On May 2, 2006, Old Boo Koo issued to JohnsTown, LLC (“JTLLC”), a Texas limited liability company and an affiliate of Aspen Advisors, (i) an unsecured convertible promissory note in the principal amount of $400,000, bearing interest at a rate of 10% per annum payable in cash, and (ii) a warrant to purchase up to 2% of the outstanding shares of common stock of Old Boo Koo on a fully diluted basis as of the date of purchase at an exercise price of $0.01 per share. On June 1, 2006, Old Boo Koo issued to JTLLC, (i) an unsecured convertible promissory note in the principal amount of $200,000, bearing interest at a rate of 10% per annum payable in cash, and (ii) a warrant to purchase up to 2% of the outstanding shares of common stock of Old Boo Koo on a fully diluted basis as of the date of purchase at an exercise price of $0.01 per share. At the closing of the Recapitalization on July 5, 2006, JTLLC converted the unsecured convertible promissory notes into an aggregate of 60,000 shares of Old Boo Koo common stock and exercised the warrants to purchase an aggregate of 1,086 shares of common stock of Old Boo Koo. The shares of common stock of Old Boo Koo shall convert into shares of our common stock pursuant to the terms of the Merger.

In connection with the closing of the Recapitalization, Old Boo Koo issued to BK Beverages 665,000 shares of common stock of Old Boo Koo in exchange for $6,650,000 in cash pursuant to the terms of an amended and restated stock purchase agreement (the “Stock Purchase Agreement”), dated as of July 5, 2006, among Old Boo Koo, BK Beverages, the former Chairman and Chief Executive officer of Old Boo Koo, the former Chief Operating Officer of Old Boo Koo, Dallas Financial Solutions, Inc., a Texas corporation and affiliate of the former Chairman and Chief Executive Officer (“DFS”), BKB Partners, L.P., a Texas limited partnership an affiliate of the former Chief Operating Officer (“BKB” and together with the other parties, the “Majority Stockholders”). At such time, BK Beverages also purchased an aggregate of 500,000 shares of common stock of Old Boo Koo from the Majority Stockholders in exchange for $5,000,000 in cash pursuant to the terms of a stock purchase agreement, dated as of July 5, 2006, among BK Beverages and the Majority Stockholders (the “Selling Stockholders SPA”). BK Beverages distributed all of the shares of common stock of Old Boo Koo it acquired pursuant to the Stock Purchase Agreement and Selling Stockholders SPA to its members immediately prior to the Merger, all of which shares were converted into an aggregate of 15,033,253 shares of our common stock pursuant to the terms of the Merger.

As part of the Recapitalization, the former Chairman and Chief Executive Officer, the former Chief Operating Officer and another consultant of Old Boo Koo entered into consulting and non-compete agreements with Old Boo Koo (collectively, the “Consulting Agreements”) pursuant to which they were to be paid monthly consulting fees of $32,500, $10,000 and $7,500, respectively. The former Chairman and Chief Executive Officer’s consulting agreement was to terminate on the six month anniversary thereof and the other two consulting agreements were to terminate on the twelve month anniversary. The non-compete agreements were to terminate upon the later to occur of three years or twelve months after termination of the respective consulting agreement. In October, 2006, the Consulting Agreements were terminated pursuant to the Settlement Agreement (hereinafter defined). As of the termination of the Consulting Agreements, Old Boo Koo had paid consulting fees in an aggregate amount of $32,500, $10,000 and $7,500, respectively.

On August 30, 2006, Old Boo Koo issued to BK Beverages an unsecured convertible promissory note in the principal amount of $875,000 (with accrued and unpaid interest being added to the principal of such note quarterly), with a stated maturity date of August 30, 2008 (the “First BK Note”). The First BK Note converted at $10.00 into Old Boo Koo shares, which were converted into shares of our common stock pursuant to the terms of the Merger and are included in the 15,033,253 shares described above.

Subsequent to the closing of the Recapitalization, disputes arose among Old Boo Koo, the Major Stockholders and BK Beverages, regarding certain alleged breaches of the Stock Purchase Agreement and the Selling Stockholders SPA and certain uses by the Major Stockholders of Old Boo Koo funds prior to the closing of the Recapitalization. On October 17, 2006, BK Beverages, Old Boo Koo, the Major Stockholders and certain other consultants, vendors and other parties entered into a settlement agreement (the “Settlement Agreement”) pursuant to which (i) the Holdback Amount was disbursed by BK Beverages to Old Boo Koo ($550,000 in settlement of the dispute concerning the use of Old Boo Koo funds by the Majority Stockholders and prior management and $450,000 as a loan to meet Old Boo Koo’s working capital needs) and (ii) the former CEO transferred 175,000 shares of common stock of Old Boo Koo to BK Beverages. In connection with the receipt of the $450,000 portion of the Holdback Amount and an additional loan of $125,000 from BK Beverages to Old Boo Koo, Old Boo Koo issued an unsecured subordinated convertible promissory note, dated as of October 5, 2006, in the original principal amount of $575,000, (with accrued and unpaid interest being added to the principal of such note quarterly), with a stated maturity date of August 30, 2008 (the “Second BK Note”). The Second BK Note converted at $10.00 into Old Boo Koo shares, which were converted into shares of our common stock pursuant to the terms of the Merger and are included in the 15,033,253 shares described above.

As a part of a purchase price adjustment in connection with the Recapitalization, Old Boo Koo issued to BK Beverages a warrant to purchase 525,000 shares of common stock of Old Boo Koo at an exercise price of $0.01 per share. BK Beverages acquired an aggregate of 525,000 shares of common stock of Old Boo Koo upon exercise of such warrant. Such shares were converted into shares of our common stock pursuant to the terms of the Merger and are included in the 15,033,253 shares described above.

As a part of a purchase price adjustment in connection with the Recapitalization, Old Boo Koo issued to Aspen BD (i) a warrant to purchase 18,850 shares of Old Boo Koo common stock, with an exercise price of $0.01 per share and (ii) an unsecured subordinated convertible promissory note, dated October 5, 2006, in the original principal amount of $72,500 (with accrued and unpaid interest being added to the principal of such note quarterly), with a stated maturity date of August 30, 2008 (the “MVPS Note”). MVPS acquired an aggregate of 26,700 shares of common stock of Old Boo Koo upon exercise of the warrant and conversion of the MVPS Note immediately prior to the Merger, all of which shares were converted into an aggregate of 193,041 shares of our common stock pursuant to the terms of the Merger.

Convertible Note and Warrant Issuances

In January 2007, Old Boo Koo issued Steven B. Solomon (“Solomon”) and Crestview Capital Master, LLC, a Delaware limited liability company (“Crestview”), unsecured subordinated promissory notes in the principal amount of $1,250,000 and $250,000, respectively, bearing interest at the rate of 18% per annum, with a stated maturity date of January 16, 2008 and January 11, 2008, respectively (each, a “Bridge Note”). In connection therewith, Old Boo Koo issued to Solomon and Crestview, warrants to purchase 142,999 and 28,600 shares of Old Boo Koo common stock, respectively, at an exercise price of $0.01 per share and an expiration date of January 16, 2010 and January 11, 2010, respectively. In February 2007, Old Boo Koo issued Crestview and a third party an unsecured subordinated promissory note in the principal amount of $375,000 and $125,000, respectively, bearing interest at the rate of 18% per annum, with a stated maturity date of February 21, 2008 and February 26, 2008, respectively. In connection therewith, Old Boo Koo issued warrants to purchase 42,900 and 14,300 shares of Old Boo Koo common stock, to the lenders at an exercise price of $0.01 per share and an expiration date of February 23, 2010. An affiliate of Crestview is the largest owner of membership interests in BK Beverages. In connection with the Merger and the Financing, all of the warrants converted into shares of our common stock. In addition, Crestview converted the entire principal and interest underlying its Bridge Note into shares of our common stock at $1.20 per share as part of the Financing and Solomon converted $496,438 of the principal and interest underlying his Bridge Note into shares of our common stock at $1.20 per share as part of the Financing and has agreed to convert the remaining principal and interest remaining under his Bridge Note at $1.20 per share on the 30th day following the closing of the Financing.

Consulting Arrangement

We have agreed to pay Charles Jarvie an annual fee of $100,000, payable in equal monthly installments, for service as our Chairman of the Board. In addition, Mr. Jarvie received 7,542 shares of Old Boo Koo common stock for services rendered as the Chairman of Old Boo Koo. These shares converted into shares of our common stock pursuant to the terms of the Merger.

Securities Transactions with Old Boo Koo

Immediately prior to the Merger and pursuant to a stock purchase agreement among us, Old Boo Koo and John Raby, our then-largest stockholder, Old Boo Koo purchased an aggregate of 47,627 shares of our common stock. In exchange for such shares, Old Boo Koo paid Mr. Raby $600,000 in cash. Under the agreement, Mr. Raby made customary representations and warranties about us, including among others, representations and warranties related to our capitalization, compliance with laws, litigation, liabilities, financial statements, taxes and that we had no current operations. In addition, Mr. Raby agreed to indemnify us for any breach of representations, warranties and covenants.

The Financing

In connection with the Financing, Aspen Equity Partners, LLC, an affiliate of Aspen Advisors and a registered broker dealer, acted as a co-placement agent in connection with the Financing and received cash commissions of $408,981 (which amount was used to purchase 340,817 shares of common stock in connection with the Financing) and received warrants to purchase 194,755 shares of our common stock at a price of $1.32 per share, which warrants are exercisable until July 31, 2012.

Review, Approval and Ratification of Related Party Transactions

Given Old Boo Koo’s small size and limited financial resources, Old Boo Koo had not adopted prior to the Merger formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with its executive officers, directors and significant stockholders. Since our acquisition of Old Boo Koo in the Merger, we intend that such transactions will, on a going-forward basis, be subject to the review, approval or ratification of our board of directors, or an appropriate committee thereof.

Director Independence

Presently, we are not required to comply with the director independence requirements of any securities exchange. In determining whether our directors are independent, however, we intend to comply with the rules of the American Stock Exchange LLC, or the AMEX. The board of directors also will consult with counsel to ensure that the board of director’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors, including those adopted under the Sarbanes-Oxley Act of 2002 with respect to the independence of audit committee members. The AMEX listing standards define an “independent director” generally as a person, other than an officer of a company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment.

Currently we do not satisfy the “independent director” requirements of the American Stock Exchange, which requires that a majority of a company’s directors be independent. Our board of directors intends to appoint additional members, each of whom will satisfy such independence requirements.

8. LEGAL PROCEEDINGS

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. Except for the proceedings described below, we are not aware of any pending or threatened legal proceeding that, if determined in a manner adverse to us, could have a material adverse effect on our business and operations.

On or about June 29, 2006, Holigan Racing, LP (“Holigan”) filed a petition against Old Boo Koo in the District Court of Dallas County, Texas, 68th Judicial District, styled Holigan Racing, LP v. Boo Koo Beverages, Inc., BK Subsidiary, Inc. and BK Beverages, LLC (the “Action”). Holigan contends that Old Boo Koo breached a Sponsorship Agreement entered into with Holigan on or about June 21, 2005. Holigan seeks as damages the present value of all future unpaid sponsorship payments, the total of which is $4,625,000, plus attorneys’ fees and costs.
The Company denies Holigan’s allegations and contends that Holigan breached the Sponsorship Agreement by, among other things, wrongfully assigning the rights to twenty percent of future sponsorship payments to a third party in violation of a “no assignments” provision in the Sponsorship Agreement. The Company further contends that it was excused from any obligation to continue performing under the Agreement based upon this material breach. The Company’s management intends to vigorously defend the Action.

Michael Ridolfo, the former Director of National Accounts at Boo Koo, has filed suit against Boo Koo in North Carolina State Court, claiming a right to a stock grant of .2% of Old Boo Koo’s outstanding common stock if he met his annual sales goals, in each of his first three years of employment, for a total of .6% of Old Boo Koo’s outstanding shares.

9. MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY AND
RELATED STOCKHOLDER MATTERS

Until September 30, 2006, our common stock was traded on the “Pink Sheets.” Since then, our common stock has been traded on the Over-The-Counter Bulletin Board and its current symbol is “CPFG.” The following table sets forth, for the periods indicated, the high and low closing prices for our common stock as reported on such quotation systems.

	High	Low
2007
	-	-
Third Quarter (through August 1, 2007)	$2.750	$1.750
Second Quarter	$5.250	$0.500
First Quarter	$0.600	$0.250

2006
Fourth Quarter	$0.015	$0.006
Third Quarter	$0.006	$0
Second Quarter	$0	$0
First Quarter	$0	$0

2005
Fourth Quarter	$0.370	$0.100
Third Quarter	$0.570	$0.110
Second Quarter	$0.460	$0.080
First Quarter	$0.100	$0.030

On February 21, 2007, we implemented a one for 75 reverse split of the shares of our common stock then issued and outstanding. On July 16, 2007, we implemented a one for 5 reverse split of the shares of our common stock then issued and outstanding.

The above quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions.

As of August 1, 2007, there were 618 holders of record of our common stock.

Effective August 11, 1993, the SEC adopted Rule 15g-9, which established the definition of a "penny stock," for purposes relevant to the Company, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) that the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience and objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form, (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) states that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading, and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Dividend Policy

We have never declared or paid dividends on our common stock. We intend to retain earnings, if any, to support the development of our business and therefore do not anticipate paying cash dividends for the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including current financial condition, operating results and current and anticipated cash needs.

Securities Authorized for Issuance Under Equity Compensation Plans

We did not have any equity compensation plans as of December 31, 2006. Our Board of Directors adopted the Old Boo Koo 2006 Stock Incentive Plan on August 1, 2007 in connection with the Merger.

10. RECENT SALES OF UNREGISTERED SECURITIES

On August 1, 2007, in connection with the Merger, all of the issued and outstanding shares of Old Boo Koo common stock converted into the right to receive an aggregate of 24,711,070 shares of our common stock. For each share of Old Boo Koo common stock, the holder thereof is entitled to receive 7.23 shares of our common stock. Our pre-Merger stockholders retained 305,777 shares of common stock following the Merger.

As part of the Merger, (i) in exchange for options to purchase up to an aggregate of 469,000 shares of common of Old Boo Koo stock, we issued to the holders thereof options to purchase up to an aggregate of 3,390,869 shares of our common stock under the 2007 Equity Incentive Plan at exercise prices of $0.92 per share having substantially the same terms and conditions as the options to purchase shares of common stock of Old Boo Koo, and (ii) in exchange for a warrant to purchase up to 150,000 hares of common stock of Old Boo Koo, we issued to the holder thereof a warrant to purchase up to1,084,500 shares of our common stock at an exercise price equal to $0.92 per share, having substantially the same terms and conditions as the warrant to purchase shares of common stock of Old Boo Koo.

On August 1, 2007, we issued an aggregate of 6,252,595 shares of our common stock under a Securities Purchase Agreement at a price of $1.20 per share for gross proceeds of $7.5 million. In addition, in connection with the Financing, we issued five year warrants to purchase an aggregate of 279,702 shares of our common stock at an exercise price of $1.32 per share to the placement agents.

None of the above transactions involved a public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) of the Securities Act and Rule 506 of Regulation D as promulgated by the SEC.

11. DESCRIPTION OF SECURITIES.

Authorized Capital Stock

We are authorized to issue 40,000,000 shares of common stock, without par value.

Common Stock

Immediately following the Merger and the Financing on August 1, 2007, there were 31,269,442 shares of common stock issued and outstanding.

The holders of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. The holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of common stock representing a majority of the voting power of the capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of the outstanding shares of common stock is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the certificate of incorporation.

Subject to any preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share of common stock entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of common stock have no pre-emptive or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Options

As of August 1, 2007, we had outstanding options to purchase an aggregate of 3,390,869 shares of our common stock, which were issued under our 2007 Equity Incentive Plan to holders of options to purchase shares of Old Boo Koo common stock in connection with the Merger. Under the terms of the 2007 Equity Incentive Plan, we may issue incentive awards that may include the issuance of up to 766,381 shares of our common stock.

Warrants

As of August 1, 2007, we had outstanding warrants to purchase up to an aggregate of 1,364,202 shares of our common stock. The warrants are exercisable at exercise prices ranging from $0.92 to $1.32 per share and are exercisable for a period of five years commencing on the date of the issuance. The warrants may be exercised in whole or in part from time to time during the exercise period. Except for the warrants issued to the placement agents in the Financing, the warrants do not contain cashless exercise features.

Registration Rights

In connection with the Financing, we and the Purchasers entered into a Registration Rights Agreement, dated as of August 1, 2007, and we agreed to file a registration statement to register the resale of the shares sold in the private placement, within 60 days of the closing and to use commercially reasonable efforts to cause the registration statement to be declared effective within 105 days (or 150 days if we receive comments from the SEC).

In addition, certain of our shareholders holding an aggregate of approximately 17.8 million shares of our common stock have demand and piggy back registration rights with respect to the shares of our common stock held by them, of which 2,682,129 shares will be included in the registration statement described above.

Provisions of Our Certificate of Incorporation and Bylaws

Our articles of incorporation and bylaws contain provisions which could make it more difficult for a third party to acquire us without the consent of our board of directors. Our bylaws impose restrictions on the persons who may call special shareholder meetings. Furthermore, the Florida Business Corporation Act contains an “affiliated transaction” provision that prohibits a publicly-held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an “interested shareholder” unless, among others, (i) the transaction is approved by a majority of disinterested directors before the person becomes an interested shareholder; (ii) the interested shareholder has owned at least 80% of the corporation’s outstanding voting shares for at least five years; or (iii) the transaction is approved by the holders of two-thirds of the corporation’s voting shares other than those owned by the interested shareholder. An interested shareholder is defined as a person who together with affiliates and associates beneficially owns more than 10% of the corporation’s outstanding voting shares. This provision may have the effect of delaying or preventing a change of control of our company even if this change of control would benefit our shareholders.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Interwest Transfer Co, Inc..

12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Florida law authorizes a company to indemnify its directors and officers in certain instances against certain liabilities which they may incur by virtue of their relationship with the company. Further, a Florida corporation is authorized to provide further indemnification or advancement of expenses to any of its directors, officers, employees, or agents, except for acts or omissions which constitute:

•	a violation of the criminal law unless the individual had reasonable cause to believe it was lawful,

•	a transaction in which the individual derived an improper personal benefit,

•
in the case of a director, a circumstance under which certain liability provisions of the FBCA are applicable related to payment of dividends or other distributions or repurchases of shares in violation of the FBCA, or

•	willful misconduct or a conscious disregard for the best interest of the company in a proceeding by the company, or a company shareholder.

A Florida corporation also is authorized to purchase and maintain liability insurance for its directors, officers, employees and agent, which we have done.

Our articles of incorporation provide that our directors will not be personally liable for monetary damages to us to the fullest extent permitted by Florida law. Our articles of incorporation provide that we shall have the power, in our by- laws or in any resolution of our stockholders or directors, to undertake to indemnify our officers and directors against any contingency or peril as may be determined to be in our best interests, and in conjunction therewith, to procure, at our expense, policies of insurance.

We are also a party to indemnification agreements with each of our directors and executive officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

See Item 9.01 and the Exhibit Index below and the corresponding exhibits, which are incorporated by reference herein.

14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

On August 1, 2007, we appointed McGladrey & Pullen, LLP, as our independent registered public accounting firm to replace Jaspers & Hall, PC following our dismissal of Jaspers & Hall, PC on August 1, 2007. This action was ratified by our board of directors on August 1, 2007. During the period from May 4, 2006 through August 1, 2007, we had no disagreements with Jaspers & Hall, PC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Jaspers & Hall, PC would have caused it to make reference to the subject matter of the disagreements in its report. Jaspers & Hall, PC’s report on our financial statements for the fiscal year ended December 31, 2006 did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. A letter addressed to the Securities and Exchange Commission from Jaspers & Hall, PC stating that it agrees with the above statement is attached as an exhibit to this Form 8-K.

On May 4, 2006, we appointed Jaspers & Hall, PC as our independent registered public accounting firm to replace Larry Wolfe, C.P.A. following his resignation on May 3, 2006. This action was ratified by our board of directors on May 4, 2006. During our fiscal years ended December 31, 2005 and 2004 and the subsequent interim period through May 3, 2006, we had no disagreements with Mr. Wolfe on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Mr. Wolfe, would have caused him to make reference to the subject matter of the disagreements in his report. Neither of Mr. Wolfe’s reports on our financial statements for the fiscal years ended December 31, 2005 and 2004 contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. A letter addressed to the Securities and Exchange Commission from Mr. Wolfe stating that he agrees with the above statement is attached as an exhibit to this Form 8-K.

15. FINANCIAL STATEMENTS AND EXHIBITS

See Item 9.01 and the Exhibit Index below and the corresponding exhibits, which are incorporated by reference herein.

Item 3.02. Unregistered Sales of Equity Securities.

Reference is made to the disclosure set forth under Item 2.01 of this current report on Form 8-K, which disclosure is incorporated herein by reference.

Item 4.01. Changes in Registrant’s Certifying Accountant.

Reference is made to the disclosure set forth under Item 2.01 of this current report on Form 8-K, which disclosure is incorporated herein by reference.

Item 5.01. Changes in Control of Registrant.

Reference is made to the disclosure set forth under Item 2.01 of this current report on Form 8-K, which disclosure is incorporated herein by reference.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Reference is made to the disclosure set forth under Item 2.01 of this current report on Form 8-K, which disclosure is incorporated herein by reference.

Item 5.06. Change in Shell Company Status.

Reference is made to the disclosure set forth under Item 2.01 of this current report on Form 8-K, which disclosure is incorporated herein by reference. As a result of the Merger described under Item 2.01 of this current report on Form 8-K, we believe we are no longer a shell corporation as that term is defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act.

Item 9.01. Financial Statements and Exhibits.

(a)           Financial statements of businesses acquired

The financial statements of Old Boo Koo and the pro forma financial information of us and Old Boo Koo set forth below are filed with this report.

Boo Koo Beverages, Inc.

Audited Financial Statements

Independent Auditor’s Report

Balance Sheet as of December 31, 2006 and 2005

Statement of Operations for the years ended December 31, 2006 and 2005

Statement of Stockholders’ Deficit for the years ended December 31, 2006 and 2005

Statement of Cash Flows for the years ended December 31, 2006 and 2005

Notes to Financial Statements

Unaudited Financial Statements

Condensed Balance Sheet as of March 31, 2007

Condensed Statement of Operations for the three months ended March 31, 2007 and 2006

Condensed Statement of Cash Flows for the three months ended March 31, 2007 and 2006

Notes to Condensed Financial Statements

(b)           Pro forma financial information

Captech Financial Group, Inc. and Boo Koo Beverages, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2007

Unaudited Pro Forma Condensed Combined Statement of Operations for the three months ended March 31, 2007 and 2006

Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2006

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(d)           Exhibits

  See the Exhibit Index hereto, which is incorporated by reference herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPTECH FINANCIAL GROUP, INC.

	By:	/s/ Steve Ruffini
Name: Steve Ruffini
Title: Chief Financial Officer

Date: August 3, 2007

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger by and among Captech Financial Group, Inc., Boo Koo Acquisition Corp. and Boo Koo Beverages, Inc., dated as of June 21, 2007.
3.1	Articles of Incorporation of Captech Financial Group, Inc. (f/k/a Hillsboro Group, Inc., f/k/a e-Art Network, Inc.), filed with the Secretary of State of Florida on January 3, 2001.
3.1(a)	Articles of Amendment, filed with the Secretary of State of Florida on Septemeber 24, 2002.
3.1(b)	Articles of Amendment, filed with the Secretary of State of Florida on May 22, 2003.
3.1(c)	Articles of Amendment, filed with the Secretary of State of Florida on July 26, 2004.
3.1(d)	Articles of Amendment, filed with the Secretary of State of Florida on March 21. 2005.
3.1(e)	Articles of Amendment, filed with the Secretary of State of Florida on January 29, 2007.
3.1(f)	Articles of Amendment, filed with the Secretary of State of Florida on July 3, 2007, as corrected by Articles of Correction, filed with the Secretary of State of Florida on July 10, 2007.
3.2	By-laws of Captech Financial Group, Inc. (f/k/a e-Art Network, Inc.)
10.1	Boo Koo Beverages, Inc. 2006 Stock Incentive Plan, as amended
10.2	Second Amended and Restated Employment Agreement between Boo Koo Beverages, Inc. and Daniel Lee dated as of January 31, 2007.
10.3	Amended and Restated Employment Agreement between Boo Koo Beverages, Inc. and Stephen Ruffini dated as of January 31, 2007.
10.4	Stock Purchase Agreement dated June 21, 2007 among Captech Financial Group, Inc., Boo Koo Beverages, Inc. and John Raby
10.5	Securities Purchase Agreement, dated as of August 1, 2007, by and among Captech Financial Group, Inc. and the investors listed on the signature page thereto.
10.6	Registration Rights Agreement, dated as of August 1, 2007, by and among Captech Financial Group, Inc. and the investors on the signature page thereto.
10.7	Registration Rights Agreement, dated as of July 5, 2006, by and among Boo Koo Beverages, Inc., BK Beverages, LLC and the investors signatory thereto.
10.8
Lease, dated April 8, 2004, between Boo Koo Beverages, Inc. (f/k/a The Love Factor, Inc.) and Kennington No. 1 Partnership d/b/a Kennington Properties, as modified by the Modification and Ratification of Lease, dated August 5, 2004, as modified by the Modification and Ratification of Lease, dated July 11, 2005, as renewed by the Renewal of Lease, dated April 10, 2006

10.9	Amended and Restated Credit Agreement dated as of July 5, 2006 by and among Boo Koo Beverages, Inc., Orix Venture Finance LLC and Orix Finance Corp.
16.1	Letter, dated August 2, 2007, from Jaspers & Hall, PC regarding change in Certifying Accountants
21.1	List of Subsidiaries of the Company
99.1	Press Release dated August 2, 2007

Boo Koo Beverages, Inc.

Financial Report
December 31, 2006

McGladrey & Pullen, LLP is a member firm of RSM International, an affiliation of separate and independent legal entities.

Independent Auditor’s Report

To the Directors
Boo Koo Beverages, Inc.
Addison, Texas

We have audited the accompanying balance sheets of Boo Koo Beverages, Inc. (the Company) as of December 31, 2006 and 2005, and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Boo Koo Beverages, Inc. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ McGladrey & Pullen, LLP
Dallas, Texas
June 1, 2007

Boo Koo Beverages, Inc.

Balance Sheets
December 31, 2006 and 2005

ASSETS (Note 6)	2006	2005

Current assets:
Cash	$79,523	$82,452
Accounts receivable:
Trade, net (Note 2)	1,555,901	474,942
Due from former management (Note 11)	-	257,595
Inventories, net (Note 3)	2,780,244	2,842,515
Prepaid expenses and other	215,117	127,500
Total current assets	4,630,785	3,785,004

Property and equipment, net (Note 4)	482,595	379,262
Other assets, net (Note 5)	151,077	461,256

Total assets	$5,264,457	$4,625,522

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable	$1,202,850	$1,936,206
Accrued expenses	917,074	653,085
Revolving line of credit (Note 6)	2,133,357	568,710
Current portion of long-term debt (Note 6)	103,182	101,780
Current portion of related party notes payable (Note 6)	-	350,001
Current portion of capital lease obligation (Note 10)	13,485	7,685
Total current liabilities	4,369,948	3,617,467

Long-term debt, less current portion (Note 6)	135,122	2,910,406
Related party notes payable, less current portion (Note 6)	1,549,038	197,747
Capital lease obligation, less current portion (Note 10)	33,998	29,073
Shares subject to mandatory redemption (Note 7)	-	973,683
Common stock warrants, at fair value (Note 6)	-	427,689
Total liabilities	6,088,106	8,156,065

Commitments and contingencies (Note 10)

Stockholders' deficit:
Common stock, 10,000,000 and 2,436,490 shares authorized, 2,367,337 and
894,268 shares issued and outstanding at 2006 and 2005, respectively, no
par value (Notes 6, 7, 9 and 11)	10,834,983	1,183,320
Accumulated deficit	(11,658,632)	(4,713,863)
Total stockholders' deficit	(823,649)	(3,530,543)

Total liabilities and stockholders' deficit	$5,264,457	$4,625,522

See Notes to Financial Statements.

Boo Koo Beverages, Inc.

Statements of Operations
Years Ended December 31, 2006 and 2005

	2006	2005

Revenues:
Beverage sales	$15,167,287	$9,356,355
Cost of sales	9,451,558	5,581,139

Gross profit	5,715,729	3,775,216

Operating expenses:
Salaries, wages and other compensation	3,343,020	1,932,391
Advertising, marketing and promotions	3,054,948	1,021,095
Travel and entertainment	664,251	280,881
Provision for bad debts	161,355	245,555
General and administrative	3,820,683	1,783,994
Depreciation and amortization	238,467	136,019

Total operating expenses	11,282,724	5,399,935

Loss from operations	(5,566,995)	(1,624,719)

Other expense:
Interest expense, net	969,471	730,994
Loss on extinguishment of debt, net (Notes 5 and 6)	408,303	-

Loss before income taxes and effect of a change in
accounting principle	(6,944,769)	(2,355,713)

Income tax expense (Note 8)	-	706,424

Net loss before the effect of a change in accounting
principle	(6,944,769)	(3,062,137)

Cumulative effect of change in an accounting principle, net of $25,373
of related tax effect (Note 7)	-	(49,254)

Net loss	$(6,944,769)	$(3,111,391)

See Notes to Financial Statements.

Boo Koo Beverages, Inc.

Statements of Stockholders’ Deficit
Years Ended December 31, 2006 and 2005

	Common Stock			Total
	Number of		Accumulated	Stockholders'
	Shares	Amount	Deficit	Deficit

Balance, January 1, 2005	823,280	$1,018,740	$(1,602,472)	$(583,732)

Issuance of common stock	72,851	179,400	-	179,400

Repurchase of common stock	(1,863)	(14,820)	-	(14,820)

Net loss	-	-	(3,111,391)	(3,111,391)

Balance, December 31, 2005	894,268	1,183,320	(4,713,863)	(3,530,543)

Issuance of common stock, net of issuance
costs of $365,759 (Note 11)	780,890	7,142,815	-	7,142,815

Exercise of stock warrants (Note 6)	168,805	427,689	-	427,689

Common stock issued in lieu of dividends to
preferred stockholders (Note 7)	9,194	22,911	-	22,911

Conversion of preferred shares to common
stock (Note 7)	401,193	999,728	-	999,728

Conversion on related party notes payable
to common stock (Note 6)	112,987	1,147,748	-	1,147,748

Stock-based compensation (Note 9)	-	185,779	-	185,779

Stock transaction costs paid on behalf of
stockholders (Note 11)	-	(275,007)	-	(275,007)

Net loss	-	-	(6,944,769)	(6,944,769)

Balance, December 31, 2006	2,367,337	$10,834,983	$(11,658,632)	$(823,649)

See Notes to Financial Statements.

Boo Koo Beverages, Inc.

Statements of Cash Flows
Years Ended December 31, 2006 and 2005

	2006	2005

Cash flows from operating activities:
Net loss	$(6,944,769)	$(3,111,391)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for bad debts	161,355	245,555
Depreciation and amortization	238,467	136,019
Loss on disposal of property and equipment	14,866	-
Loss on extinguishment of debt	408,303	-
Amortization of debt discount	80,887	35,641
Term note interest added to principal	-	206,264
Related party note interest added to principal	26,538	-
Stock-based compensation	185,779	93,860
Accretion of interest related to share subject to mandatory redemption	48,956	145,227
Deferred taxes	-	681,051
Cumulative effect of change in accounting principle	-	74,627
Changes in operating assets and liabilities:
Accounts receivable	(984,719)	(735,527)
Inventories	(100,808)	(2,560,967)
Prepaid expenses	(87,617)	100,984
Other assets	(38,517)	(491,557)
Accounts payable	(733,356)	1,425,776
Accrued expenses	388,971	592,726
Unearned revenue	-	(170,928)
Net cash used in operating activities	(7,335,664)	(3,332,640)

Cash flows from investing activities:
Purchase of property and equipment	(43,863)	(77,886)
Net cash used in investing activities	(43,863)	(77,886)

Cash flows from financing activities:
Proceeds from long-term borrowings	174,308	3,000,000
Principal payments on long-term borrowings	(3,340,238)	(67,002)
Net borrowings on revolving line of credit	1,564,647	418,710
Net proceeds from borrowings from related parties	2,122,500	50,000
Principal payments on capital lease obligation	(12,427)	(7,791)
Proceeds from sale of common stock	7,508,574	85,540
Stock issuance costs	(365,759)	-
Stock transaction costs paid on behalf of shareholders	(275,007)	-
Repurchase of common stock	-	(14,820)
Dividends paid to preferred shareholders	-	(60,952)
Net cash provided by financing activities	7,376,598	3,403,685

Net decrease in cash	(2,929)	(6,841)
Cash, beginning of year	82,452	89,293
Cash, end of year	$79,523	$82,452

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$730,022	$411,112

Supplemental schedule of noncash investing and financing activities:
Transfer of vending equipment from inventories to property and equipment	$163,074	$-
Equipment obtained under capital leases	$23,152	$36,758
Issuance of common stock warrants	$-	$427,689
Common stock issued in lieu of preferred dividends	$22,911	$-
Conversion of preferred shares to common stock	$999,728	$-
Conversion of related party notes payable to common stock	$1,147,748	$-
Exercise of stock warrants	$427,689	$-

See Notes to Financial Statements.

Boo Koo Beverages, Inc.

Notes to Financial Statements

Note 1.	Summary of Significant Accounting Policies

Nature of Operations

Boo Koo Beverages, Inc. (the “Company”) is engaged in the production, marketing and sale of non-alcoholic beverages primarily in the United States of America.

Since inception, the Company has experienced substantial financial losses, which may continue as it expends substantial resources to increase its market share. The Company’s operations are subject to certain risks and uncertainties including, among others: (1) evolving industry trends; (2) growth and acquisitions; and (3) existing and potential competition from competitors with greater resources. There are no assurances that the Company will be successful in attaining profitability and positive cash flow in the future.

On July 5, 2006, the Company executed an agreement (the “Boo Koo Purchase Agreement”) with BK Beverages, LLC (“BKB LLC”), a holding company formed during 2006 for the purpose of investing in the Company. Under the agreement, the Company sold 665,000 shares of its common stock to BKB LLC. Contemporaneously, the major shareholders of the Company, under a separate agreement (the “Stock Purchase Agreement”), sold a total of 500,000 shares of common stock in the Company to BKB LLC. In connection with a subsequent working capital “true up” BKB LLC received an additional 175,000 shares from a major shareholder. The total number of shares (1,395,544) acquired by the Purchaser in connection with the two transactions, the working capital “true up” and the conversion of the unsecured subordinated convertible promissory notes represent a controlling interest (approximately 58.9% of the total shares outstanding) in the Company. As less than a significant controlling interest (defined as 80% or more) was acquired by BKB LLC, “push down” of the purchase was not applied.

As a subsequent purchase price adjustment, the Company issued warrants to BKB LLC covering 525,000 shares of common stock and to an affiliate covering 18,850 shares of common stock as a related fee; both with an exercise price of $0.01 per share and expiring on August 30, 2011. On March 2, 2007, both warrants were exercised. The warrant covering 18,850 shares of common stock issued to the affiliate of BKB, LLC was accounted for as equity issuance costs similar to the accounting for the $600,000 cash fee paid to this affiliate, which is described in Note 11.

Management Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounts Receivable

Trade receivables are carried at the original invoice amount less an estimate for doubtful accounts. Trade credit is generally extended on a short-term basis; thus, trade receivables do not bear interest. The allowance for doubtful accounts is determined by management by regularly evaluating individual customer accounts and considering factors such as credit history and the current financial condition of customers. The Company maintains an allowance for anticipated uncollectible accounts. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

Boo Koo Beverages, Inc.

Notes to Financial Statements

Inventories

Inventories, which largely consist of beverages and raw materials, are stated at the lower of average cost or market.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over their estimated useful lives, which range from 3 to 7 years. Expenditures for substantial renewals and betterments are capitalized, while repairs and maintenance are charged to expense as incurred. Depreciation and amortization are provided based on estimated service lives of the specific asset, principally on a straight-line basis for financial reporting purposes. Gains or losses from disposals of property and equipment are reflected in income.

Other Assets

Included in other assets are website development costs and software, which are being amortized using the straight-line method over the life of the asset, generally three years, and deferred debt issuance costs, which are amortized over the term of the related loan, three years, using the effective interest method.

Revenue Recognition

Revenues are recognized upon delivery of beverage products to customers. Costs in connection with the procurement of revenues are charged to expense as incurred.

Major Customers

In 2006 and 2005, two distributors accounted for 30% and 32%, respectively, of the Company’s net revenues. The Company had accounts receivable totaling $615,000 and $190,000 from these major customers at December 31, 2006 and 2005.

Stock Split

During 2006, the Company completed a 62.1072230195-for-1 stock split of its no par value common stock. All references to the number of shares and per share amounts have been adjusted to reflect the stock split for all periods presented.

Valuation of Long-Lived Assets

The Company accounts for the valuation of long-lived assets, which include definite life intangible assets, under Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of the long-lived asset is measured by a comparison of the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed of are reportable at the lower of the carrying amount or fair value, less costs to sell. No such impairment occurred during the years ended December 31, 2006 and 2005.

Boo Koo Beverages, Inc.

Notes to Financial Statements

Stock-Based Compensation

The Company accounts for its stock option plan in accordance with Statement of Financial Accounting Standards No. 123R (“SFAS 123R”),“Share Based Payment (Revised)” which requires that compensation cost relating to share-based payment transactions be recognized in financial statements based on fair value. Compensation expense totaling $185,779 has been recognized in salaries, wages and other compensation for 2006. The Company adopted SFAS 123R effective January 1, 2006 using the prospective approach which requires compensation expense to be recorded for options granted, amended, modified or vesting after the effective date.

Advertising

Advertising costs are charged to operations as incurred.

Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets relate primarily to net operating losses, and deferred tax liabilities relate primarily to property and equipment. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Major Vendors

During 2006, the Company had two major vendors from which it made purchases totaling $3,634,572. As of December 31, 2006, the Company’s total accounts payable to these vendors was $67,528. In 2005, the Company had four major vendors from which it made purchases totaling $5,348,000, and to which it had outstanding accounts payable of $723,000 as of December 31, 2005.

Recent Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (“FIN 48”). This interpretation clarifies the accounting and financial statement reporting for uncertainty in income taxes recognized by prescribing a recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. The interpretation is effective for fiscal years beginning after December 15, 2006. The Company has not yet completed its analysis of the effects of this interpretation and has not determined if the adoption of FIN 48 will have a material impact on its financial statements.

Reclassifications

Certain reclassifications have been made to the prior year financial statements to conform to the current year presentation. These reclassifications had no effect on reported net loss or stockholders’ deficit.

Boo Koo Beverages, Inc.

Notes to Financial Statements

Note 2.	Accounts Receivable

Accounts receivable consist of the following at December 31:

	2006	2005

Accounts receivable	$1,816,232	$792,759
Allowance for doubtful accounts	(260,331)	(317,817)

	$1,555,901	$474,942

Note 3.	Inventories

Inventories consist of the following at December 31:

	2006	2005

Finished products	$2,491,502	$2,151,900
Raw materials	549,400	690,615
	3,040,902	2,842,515
Reserve for obsolescence	(260,658)	-

	$2,780,244	$2,842,515

Note 4.	Property and Equipment

Property and equipment consist of the following at December 31:

	2006	2005

Vehicles	$367,607	$313,475
Office equipment	324,775	171,633
Leasehold improvements	17,347	14,579
	709,729	499,687
Less accumulated depreciation	(227,134)	(120,425)

	$482,595	$379,262

Depreciation expense was $111,895 and $80,002 for the years ended December 31, 2006 and 2005, respectively.

Boo Koo Beverages, Inc.

Notes to Financial Statements

Note 5.	Other Assets

Other assets consist of the following at December 31:

	2006	2005

Deferred debt issuance costs	$217,731	$488,147
Website development and software	60,027	47,260
	277,758	535,407
Less accumulated amortization	(126,681)	(74,151)

	$151,077	$461,256

Amortization expense was $126,572 for the year ended December 31, 2006. Deferred issuance costs of $222,124 were expensed as a loss on debt extinguishment during 2006 (see Note 6).

Future amortization associated with other assets is as follows:

		Website
	Deferred	Development
	Loan Costs	and Software	Total

2007	$56,329	$4,737	$61,066
2008	56,329	4,737	61,066
2009	28,163	782	28,945

	$140,821	$10,256	$151,077

Note 6.	Debt and Pledged Assets

Revolving Line of Credit and Term Notes

In September 2005, the Company entered into a new credit agreement (the “Credit Agreement”) with a finance company that provided a $2,500,000 revolving credit facility, subject to availability on the borrowing base, as defined, and a $3,000,000 term note with an expiration date of October 31, 2008. Under the Credit Agreement, 50% of the interest accrued on the term note is due on a monthly basis and the remaining 50% is added to the principal of the term note.

Boo Koo Beverages, Inc.

Notes to Financial Statements

The Company issued stock warrants in connection with the Credit Agreement and recorded a discount of $427,689 to the term note. The Company accounts for the common stock warrants in accordance with SFAS 150, and therefore the Company recorded the common stock warrants as a liability carried at fair value, with changes in fair value recorded through interest expense. The fair value of the common stock warrants was $427,689 as of December 31, 2005. The warrants were exercised for 168,805 shares of common stock in July 2006 when the Company repaid the term note in full, which had an outstanding principal balance of $3,254,183 at the time of repayment. The unamortized balance of the discount of $311,161 was expensed as a loss on debt extinguishment. Amortization of the discount of $80,887 prior to the extinguishment is included in interest expense for 2006. The total net loss on debt extinguishment was $408,303, which in addition of the write off of the unamortized debt discount included a $222,124 write off of unamortized loan costs (see Note 5), and a gain of $124,982 related to the forgiveness of accrued interest on related party notes payable, which was included in the net loss on debt extinguishment as the foregiveness was part of a series of transactions which occurred in preparation and around the transaction described in Note 1.

On July 5, 2006, the Company amended the Credit Agreement with the finance company to increase its revolving lines of credit commitment from $2,500,000 to $5,000,000 and to extend the term of the Credit Agreement to July 5, 2009. Borrowings against the line of credit, subject to availability on the borrowing base, as defined, bear interest as elected by the Company, at either (1) the base rate (defined as the Prime Rate as published in the Wall Street Journal) plus 3.5%, or (2) LIBOR plus 6.5%.  Interest on borrowings against line of credit is payable monthly. The Company is required to pay a commitment fee of 0.5% on the unused portion of the line to the finance company.

Amounts outstanding under the Credit Agreement are reduced daily by amounts received by the Company through a lockbox arrangement. The borrowing base amount for this facility was $2,475,583 at December 31, 2006.

Balances outstanding under the Credit Agreement are collateralized by substantially all assets of the Company. The Credit Agreement was amended on December 1, 2006 with a forebearance agreement, which expires on June 29, 2007. Under the forebearance agreement, the Company is required to meet certain financial covenants related to the Credit Agreement, which have been complied with as of December 31, 2006.

Borrowings against the line of credit and applicable interest rates are the following at December 31, 2006:

Base rate based borrowings, incurring interest at 11.75%	$1,412,331
LIBOR based borrowings, incurring interest at 12.02%	721,026

$2,133,357

In addition, the Company has 10 notes payable secured by equipment. These notes bear interest at annual rates ranging from 9.9% to 10.5% and mature on various dates beginning in 2007 through 2009. Principal and interest are payable monthly.

Boo Koo Beverages, Inc.

Notes to Financial Statements

The Company’s long-term debt is as follows at December 31:

	2006	2005

Term note payable	$-	$3,079,875
Notes payable on equipment	238,304	324,359
	238,304	3,404,234
Less debt discount on term note	-	(392,048)
	238,304	3,012,186
Less current portion	(103,182)	(101,780)

	$135,122	$2,910,406

Related Party Notes Payable

The Company issued unsecured subordinated convertible debt to BKB LLC on August 30, 2006 and October 5, 2006 in the amounts of $875,000 and $575,000, respectively. Both notes bear interest at the base rate, defined as the greater of (1) the Prime Rate or (2) the Federal Funds Rate plus 0.5%, plus an additional margin of 3.5%, which as of December 31, 2006 was 11.75%. Accrued and unpaid interest is added to the principal of the notes on a quarterly basis and both notes mature on August 30, 2008.

In conjunction with these notes, the Company issued an unsecured subordinated convertible note for $72,500. This note was remuneration for the affiliate’s fund raising services in obtaining the two BKB LLC notes. As the fee was paid to a related party of the Company, it was expensed as financing costs in 2006 and is included in interest expense. The note payable to the affiliate has the same terms as the BKB LLC notes.

No payment of interest or principal was made on the related party notes during 2006. Interest incurred for 2006 relating to these notes totaled $49,517. Included in accrued interest expense at December 31, 2006 is $22,979 of accrued related party interest payable. At December 31, 2006, accrued interest of $26,538 has been added to the principal of the $875,000 note.

The conversion price for all three notes is the lesser of $10 per share or the last price per share at which the Company sold its common stock (excluding any sales of common stock pursuant to the exercise of warrants, options or other convertible securities).

The Company obtained a short-term convertible note payable of $600,000 during 2006. This related party note and other related party notes payable of $547,748 were converted to equity during 2006. The total amount of related party notes converted into shares of common stock during 2006 was $1,147,748.

Boo Koo Beverages, Inc.

Notes to Financial Statements

Related party notes payable are at December 31:

	2006	2005

Related party notes payable	$1,549,038	$547,748
Less current portion	-	(350,001)

	$1,549,038	$197,747

Scheduled maturities of debt are as follows:

	Long-Term	Related Party
	Debt	Notes Payable	Total

2007	$103,182	$-	$103,182
2008	103,204	1,549,038	1,652,242
2009	31,918	-	31,918

	$238,304	$1,549,038	$1,787,342

Note 7.	Shares Subject to Mandatory Redemption

In May 2003, the Company issued 5,385 shares of Series A, $130 par preferred stock. Effective January 1, 2005, the Company prospectively adopted Statement of Financial Accounting Standards No. 150 (“SFAS 150”), “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” SFAS 150 requires the Company to classify its mandatory redeemable preferred stock as a long-term liability and to classify dividends paid to preferred shareholders as interest expense. As a result of the adoption of SFAS 150, the Company’s preferred stock is now described as “shares subject to mandatory redemption” on the accompanying balance sheet as of December 31, 2005. The difference between the carrying value and redemption value of the preferred stock was being accreted using the interest method by periodic charges to interest expense. Included in interest expense was $48,956 related to the accretion of the redemption liability for the year ended December 31, 2006. The effect of adopting SFAS 150 at January 1, 2005 as related to the Company’s preferred stock is presented as a cumulative effect of change in accounting principle in the amount of $49,254 as an increase to the Company’s net loss for 2005.

On June 15, 2006, the Company’s preferred stockholders exchanged all of their preferred stock (5,385 shares) for 401,193 shares, adjusted for the stock split, of common stock in the Company, which extinguished the redemption liability related to the preferred stock.

Prior to the aforementioned conversion of the preferred shares, the Company issued 9,194 shares of common stock to the preferred shareholders in lieu of preferred dividends of $22,911.

Boo Koo Beverages, Inc.

Notes to Financial Statements

Note 8.	Income Taxes

A reconciliation of the income tax benefit computed at the U.S. federal statutory income tax rate of 34% to the deferred tax expense is as follows:

	2006	2005

Expected tax benefit	$(2,361,222)	$(800,942)
State income taxes, net of federal benefit	(277,591)	(94,229)
Permanent differences	22,392	12,142
Change in valuation allowance	2,580,891	1,696,507
Other	35,530	(107,054)

	$-	$706,424

Net deferred taxes are the difference between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The resulting deferred tax assets and liabilities at December 31, 2006 and 2005 consist of the following:

	2006	2005

Deferred tax assets:
Net operating loss carryforwards	$4,151,473	$1,658,753
Allowance for doubtful accounts	98,926	80,552
Stock based compensation	70,596	-
Intangible assets	8,368	21,295
Charitable contributions	1,556	-
Total deferred tax assets	4,330,919	1,760,600
Less valuation allowance	(4,277,398)	(1,696,507)
	53,521	64,093

Deferred tax liabilities:
Accumulated depreciation	(53,521)	(64,093)

Net deferred taxes	$-	$-

At December 31, 2006, the Company has incurred net operating losses of approximately $10,924,930 for income tax purposes. These net operating losses are available to offset future taxable income through 2026. The tax benefit of the losses and other net deferred tax assets has been fully reserved. Internal Revenue Code § 382 requires a limitation on the utilization of net operating losses that were generated prior to an ownership change. The transaction described in Note 1 resulted in a change of ownership which may require a limitation; however, the amount of any limitation has not yet been determined.

Boo Koo Beverages, Inc.

Notes to Financial Statements

The Texas legislature passed House Bill 3, 79th Leg., 3d C.S. (2006) (“H.B.3”) that was signed into law on May 18, 2006. H.B. 3 significantly reforms the Texas franchise tax system and replaces it with a new Texas margin tax system. The Texas margin tax law causes the Company to be subject to an entity-level tax on the portion of its income that is generated in Texas beginning with tax year ending in 2007. The Texas margin tax will be imposed at a maximum effective rate of 1.0%. This is not considered to be material to the financial statements at this time.

Note 9.	Stock-Based Compensation

The Company has a stock plan that provides for the direct award of shares of the Company’s common stock (up to 575,000 shares) as amended on March 20, 2007 or the grant of options to purchase shares of the Company’s common stock to employees, directors and consultants. Option grants have a maximum term of 10 years; vesting requirements are determined solely by the Board of Directors; however, 100% of the outstanding grants vest ratably over a period of five years. At December 31, 2006, there were 276,365 shares available for future grants under the plan, which corresponds to the 575,000 shares set aside by the amended plan less the shares related to options granted during 2006 and less 106,060 performance shares promised as of December 31, 2006 to be earned during future periods from 2007 through 2010 based on the Company achieving certain operating and financial results as established by the Compensation Committee of the Company’s Board of Directors.

The Company has computed the value of each option granted to employees using the Black-Scholes option-pricing method with the following weighted-average assumptions:

Dividend yield	0%
Expected volatility	53%
Risk-free rate of return	4.76%
Expected life	6.1 years
Forfeiture rate	0%

The weighted average fair value of options granted using the Black-Scholes valuation method under the assumptions indicated above was $715,570 in 2006.

Compensation expense totaling $529,791 is expected to be incurred through 2010 on currently outstanding awards.

Boo Koo Beverages, Inc.

Notes to Financial Statements

The following table summarizes the Company's stock option activity:

		Weighted
		Average
	Shares	Exercise Price

Outstanding at beginning of year	-	$-
Granted	192,575	3.72
Exercised	-	-
Forfeited	-	-

Outstanding at end of year	192,575	$3.72

Exercisable at end of year	38,515	$3.55

The weighted average grant date fair value of options granted during 2006 was $3.72. No options were exercised during the year ended 2006. The fair value of options vested during the year totaled $136,728. The weighted average remaining contractual life of options outstanding and exercisable at December 31, 2006 was 6.1 years.

Note 10.	Commitments and Contingencies

Leases

The Company utilizes certain facilities and equipment under capital and operating lease agreements. The leases generally provide extension privileges. Rentals on leases amounted to $459,234 and $192,268 for the years ended December 31, 2006 and 2005, respectively.

Future minimum lease payments under capital and operating lease agreements at December 31, 2006 are as follows:

	Operating	Capital

2007	$276,195	$16,725
2008	268,028	15,914
2009	40,949	25,342

Total minimum lease payments	$585,172	57,981
Less amount representing interest		(10,498)
Present value of minimum lease payments		47,483
Less current portion		(13,485)

		$33,998

Boo Koo Beverages, Inc.

Notes to Financial Statements

Litigation

In 2005, the Company entered into a sponsorship agreement (the “Agreement’) to sponsor motorcross racing teams for the purpose of receiving promotional benefits. The Agreement commenced in October 2005 and expires in September 2008. In November 2006, the Company ceased making scheduled payments under the Agreement as Company management believes the other party had committed breaches which in effect terminated the Agreement. The other party has filed suit against the Company claiming damages of $4,625,000 plus legal costs. Management is vigorously defending against this claim and denies that Holigan is entitled to damages; therefore, no losses have been accrued in connection with the litigation as of December 31, 2006.

The Company has certain other claims and pending legal proceedings that are, in the opinion of management, ordinary routine matters incidental to the normal business conducted by the Company. The ultimate dispositions of such proceedings are not expected to have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Note 11.	Related Parties

During 2006, an amount due from former management in the amount of $257,595, which was outstanding as of December 31, 2005, was collected in full by the Company.

In connection with the transaction described in Note 1, whereby BKB, LLC acquired a controlling interest in the Company on July 5, 2006, a $600,000 capital fee was paid to an affiliate of BKB, LLC and $40,766 was paid to third parties for related legal costs. The fee and related costs were allocated between (1) stock issuance costs for the shares BKB, LLC directly purchased from the Company, and (2) stock transaction costs paid on behalf of shareholders (included in no par common stock) for the shares BKB, LLC purchased from the major shareholders of the Company. The fee and legal costs were allocated $365,759 and $275,007 to stock issuance costs and stock transaction costs paid on behalf of stockholders, respectively. The stock transaction costs paid on behalf of the stockholders are reported as a reduction of stockholders’ deficit because these costs effectively represent dividends.

Note 12.	Subsequent Events

On January 11, 2007 and January 16, 2007, the Company entered into unsecured subordinated notes for $250,000 and $1,250,000, respectively, with two lenders, bearing interest at the rate of 18% per annum, with final stated maturity dates of January 11, 2008 and January 16, 2008, respectively. As further consideration for these notes, the Company issued warrants covering 28,600 and 142,999 shares of common stock, each with an exercise price of $0.01 per share and expiration dates of January 11, 2010 and January 16, 2010, respectively.

On February 23, 2007 and February 27, 2007, the Company entered into unsecured subordinated notes for $375,000 and $125,000, respectively, with two lenders. The $375,000 note is payable to the same lender to which the $250,000 note issued in January is payable. Each loan bears interest at the rate of 18% per annum, with a final stated maturity date of February 21, 2008 and February 26, 2008, respectively. As further consideration for these notes, the Company issued warrants covering 42,900 and 14,300 shares of common stock, each with an exercise price of $0.01 per share and expiration dates of February 23, 2010 and February 27, 2010, respectively.

Boo Koo Beverages, Inc.

Notes to Financial Statements

On March 2, 2007 the related party warrants issued in conjunction with the related party unsecured convertible debt (see Note 6) were exercised and 525,000 and 18,850 common shares were issued by the Company. This exercise results in the Company having 2,911,187 common shares outstanding as of March 2, 2007, of which 1,920,544 (or 65.97%) are owned by BKB, LLC.

In May 2007, the Company signed a new distribution agreement with a customer which provides for warrants, with an anti-dilutive feature, covering 150,000 shares of common stock to be issued to the customer over the term of the agreement if the customer purchases certain minimum quantities of product from the Company and the agreement remains in full force and in effect. In the event the requirements are met, the warrants vest evenly over five years. The warrants have an exercise price of $6.63 per share and expire May 1, 2012.

Boo Koo Beverages, Inc.

Interim Financial Report
(Unaudited)
March 31, 2007

Contents

Condensed Balance Sheets	F-24

Condensed Statements of Operations	F-25

Condensed Statements of Cash Flows	F-26

Notes to Condensed Financial Statements	F-27

Boo Koo Beverages, Inc.

Condensed Balance Sheets (Unaudited)

	Unaudited	Unaudited
	March 31,	December 31,
	2007	2006
ASSETS

Current assets:
Cash	$204,749	$79,523
Accounts receivable (Note 2)	1,186,062	1,555,901
Inventories, net (Note 3)	2,556,630	2,780,244
Prepaid expenses and other	207,027	215,117
Total current assets	4,154,468	4,630,785

Property and equipment, net (Note 4)	449,253	482,595
Other assets, net	145,223	151,077
Total assets	$4,748,944	$5,264,457

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable	$1,136,028	$1,202,850
Accrued expenses	796,229	917,074
Revolving line of credit (Note 7)	685,289	2,133,357
Current portion of long-term debt	68,353	103,182
Current portion of related party notes payable (Note 5)	3,623,456	—
Debt Discount - stock warrants (Note 5)	(1,238,542)	—
Current portion of capital lease obligation	9,529	13,485
Total current liabilities	5,080,342	4,369,948

Long-term debt, less current portion	77,396	135,122
Related party notes payable, less current portion	—	1,549,038
Capital lease obligation, less current portion	14,056	33,998
Total liabilities	5,171,794	6,088,106

Stockholders' deficit:
Common Stock, 10,000,000 and 10,000,000 authorized, 2,914,958 and
2,367,337 issued and outstanding at March 31, 2007 and December,
31, 2006, respectively, no par value (Note 5)	12,437,303	10,834,983
Accumulated deficit	(12,860,153)	(11,658,632)
Total stockholders' deficit	(422,850)	(823,649)

Total liabilities and stockholders' deficit	$4,748,944	$5,264,457

See notes to condensed financial statements.

Boo Koo Beverages, Inc.

Condensed Statements of Operations
Three Months Ended March 31, 2007 and 2006 (Unaudited)

	2007	2006
	Unaudited	Unaudited
Revenues:
Beverage Sales	$2,364,671	$4,263,951
Cost of sales	1,288,676	2,376,414
Gross Profit	1,075,995	1,887,537

Operating expenses:
Salaries, wages and other compensation	825,387	848,428
Advertising, marketing and promotions	322,106	818,156
Travel and entertainment	82,677	207,116
Provisions for bad debts	—	1,075
General and administrative	535,663	988,553
Depreciation and amortization	97,792	59,617
Total operating expenses	1,863,625	2,922,945

Loss from operations	(787,630)	(1,035,408)

Other expense:
Interest expense	137,782	262,039
Amortization of debt discount	276,108	38,937

Loss before income taxes	(1,201,521)	(1,336,384)

Income tax expense (Note 6)	—	—

Net Loss	$(1,201,521)	$(1,336,384)

See notes to condensed financial statements.

Boo Koo Beverages, Inc.

Condensed Statements of Cash Flows
Three Months Ended March 31, 2007 and 2006 (Unaudited)

	2007	2006
	Unaudited	Unaudited
Cash flows from operating activities:
Net loss	$(1,201,521)	$(1,336,384)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	97,792	59,617
Amortization of debt discount	276,108	38,937
Related party note interest added to principal	74,416	—
Stock-based compensation	82,233	—
Changes in operating assets and liabilities:
Accounts receivable	369,839	(1,210,796)
Inventories	223,614	404,275
Prepaid expenses	8,090	(5,619)
Other assets	(58,596)	(34,632)
Accounts payable	(66,822)	336,349
Accrued expenses	(120,845)	125,519
Net cash used in operating activities	(315,692)	(1,622,734)

Cash flow from investing activities:
Purchase of property and equipment	—	(85,076)
Net cash used in investing activities	—	(85,076)

Cash flow from financing activities:
Proceeds from long term borrowings	—	59,804
Principal payments on long term borrowings	(92,555)	—
Net borrowings (payments) on revolving line of credit	(1,448,068)	1,486,342
Net proceeds from borrowings from related parties	2,000,000	—
Principal payments on capital lease obligations	(23,898)	—
Proceeds from sale of common stock	—	100,000
Proceeds from exercising stock warrants	5,439	—
Net cash provided by financing activities	440,918	1,646,146

Net increase (decrease) in cash	125,226	(61,664)
Cash, beginning of year	79,523	82,452
Cash, end of the period	$204,749	$20,788

Boo Koo Beverages, Inc.

Notes to Condensed Financial Statements

Note 1 -  Interim Financial Statements

The accompanying condensed financial statements of Boo Koo Beverages, Inc. (the “Company”) include all adjustments, consisting of normal recurring adjustments and accruals, that in the opinion of the management of the Company are necessary for a fair presentation of our financial position as of March 31, 2007 and results of operations and cash flows for the three months ended March 31, 2007 and 2006. These unaudited interim condensed financial statements should be read in conjunction with the Company’s audited financial statements and the notes thereto for the year ended December 31, 2006.

Operating results for the three months ended March 31, 2007 are not necessarily indicative of the results to be achieved for the full year of trading ending on December 31, 2007.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reports amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Note 2 -  Accounts Receivable

Accounts receivable consist of the following at:

	March 31,	December 31,
	2007	2006

Accounts receivable	$1,440,465	$1,816,232
Allowance for doubtful accounts	(254,403)	(260,331)
	$1,186,062	$1,555,901

Note 3 -  Inventories

Inventories consist of the following at:

	March 31,	December 31,
	2007	2006

Finished products	$2,058,726	$2,491,502
Raw materials	574,841	549,400
	2,633,567	3,040,902
Reserve for obsolescence	(76,937)	(260,658)
	$2,556,630	$2,780,244

Boo Koo Beverages, Inc.

Notes to Condensed Financial Statements

Note 4 - Property and Equipment

Property and equipment consist of the following at:

	March 31,	December 31,
	2007	2006

Vehicles	$367,608	$367,607
Office equipment	324,775	324,775
Leaseshold improvements	17,347	17,347
	709,730	709,729
Less accumulated depreciation	(260,477)	(227,134)

	$449,253	$482,595

Note 5 -  Related Parties

In January and February of 2007 the Company entered into an unsecured subordinated note agreements totaling $2,000,000 with three lenders, bearing interest at the rate of 18% per annum, with final stated maturity dates in January and February 2008. Due to the relationship of the lenders to the Company all of these notes have been classified as related party notes. As further consideration for these notes, the Company issued warrants covering 228,799 shares of common stock, with an exercise price of $0.01 per share. The estimated fair value of the common stock warrants of $1,514,649 was credited to no par common stock and a corresponding debt discount for the same amount was recorded. The debt discount is amortized over the term of the loans. For the period ended March 31, 2007, the Company recorded $276,108 of amortization of debt discount on the related party debt, resulting in a debt discount - stock warrants balance of $1,238,542.

On March 2, 2007 related party warrants issued in conjunction with a 2006 purchase price adjustment were exercised and 525,000 and 18,850 common shares were issued by the Company. The exercise price of $5,439 was recorded to common stock.

The March 31, 2007 Statement of Operations includes an operating expense of $25,002 for the value of restricted stock earned by the Company’s Chairman during the period. The corresponding entry is Common Stock.

Note 6 -  Income Taxes

Due to the continuing operating losses, no tax benefit is being recorded. The Company continues to provide a full valuation allowance for any future tax benefits resulting from the Company’s net operating losses.

Note 7 -  Revolving Line of Credit

In July 2006, the Company entered into a revised credit agreement (the “Credit Agreement”) with a finance company that provided it a revolving line of credit commitment of $5,000,000, through July 5, 2009. Borrowings against the line of credit, subject to availability on the borrowing base, as defined, bear interest as elected by the Company, at either (1) the base rate (defined as the Prime Rate as published in the Wall Street Journal) plus 3.5%, or (2) LIBOR

Boo Koo Beverages, Inc.

Notes to Condensed Financial Statements

plus 6.5%. Interest on borrowings against the line of credit are paid monthly. The Company is required to pay an unused commitment fee of 0.5% on the unused portion of the line to the finance company.

Boo Koo Beverages, Inc.

Notes to Condensed Financial Statements

Balances outstanding under the Credit Agreement are collateralized by substantially all assets of the Company. The Credit Agreement was amended on December 1, 2006, May 3, 2007 and June 29, 2007 with a forbearance agreement, which expires on July 31, 2007.

Note 8 -  Subsequent Events

In July 2007, the Company was acquired in a reverse merger transaction by Captech Financial Group (“Captech”). Effectively, the transaction results in the Company’s shareholders taking over the public shell Captech with no impact on the operations or the financial statements of the Company. For further information, please read the Form 8-K to which this interim report is attached.

Captech Financial Group, Inc.

Pro Forma Financial Statements
(Unaudited)
March 31, 2007

Captech Financial Group, Inc.
Pro Forma Unaudited Financial Statements
As of March 31, 2007
And
For the Three Months Ended March 31, 2007 and the Year Ended December 31, 2006

The following unaudited pro forma consolidated financial statements (“pro forma statements”) give effect to the reverse acquisition of Boo Koo Beverages, Inc. (“Boo Koo”) by Captech Financial Group, Inc. (“Captech”) and are based on the estimates and assumptions set forth herein and in the notes to such pro forma statements.

In July 2007, Captech Financial Group, Inc. , Captech Acquisition and Boo Koo Beverages, Inc., entered into an Agreement and Plan of Merger and Reorganization (the “Agreement”).

The Agreement provides for a merger of Captech Acquisition with and into Boo Koo, with Boo Koo remaining as the surviving entity after the merger (the “Merger”), whereby the stockholders of the Boo Koo will receive common stock of the Captech in exchange for their stock common stock in Boo Koo.

Contemporaneously, with the closing of the Merger, Captech’s majority shareholder will assume all of Captech’s existing liabilities, such that Captech will have no assets or liabilities but for its wholly owned subsidiary Boo Koo.

The transaction is being accounted for as a reverse acquisition and a recapitalization. Boo Koo is the acquirer for accounting purposes.

The following unaudited pro forma financial information gives effect to the above. The unaudited pro forma financial information was prepared from (1) Captech Financial Group, Inc.’s audited historical financial statements included in Captech Financial Group, Inc.’s amended Form 10-KSB for the period ended December 31, 2006; (2) Captech ’s unaudited historical financial statements included in Captech’s amended Form 10-QSB for the period ended March 31, 2007; (3) Boo Koo’s audited historical financial statements for the year ended December 31, 2006; and, (4) Boo Koo’s unaudited historical financial statements for the three months ended March 31, 2007.

The unaudited pro forma consolidated balance sheet at March 31, 2007 assumes the effects of the above merger took place on March 31, 2007.

The unaudited pro forma consolidated statement of operations for the year ended December 31, 2006 combines the historical statements of operations of Captech for the year ended December 31, 2006 and of Boo Koo for the year ended December 31, 2006. The unaudited pro forma consolidated statement of operations for the three months ended March 31, 2007 combines the historical statements of operations of Captech and of Boo Koo for the three months ended March 31, 2007. The unaudited pro forma consolidated statements of operations assume that the above merger took place as of January 1, 2006.

The unaudited pro forma consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results of financial position that would have occurred if the transaction had been consummated at the dates indicated, nor is it necessarily indicative of the future operating results of financial position of the consolidated companies.

Note that the pro forma adjustments contained on the pro forma consolidated financial information is necessary as Captech’s majority shareholder has agreed to assume all prior and existing liabilities of Captech upon consummation of the merger.

Captech Financial Group, Inc

Pro Forma Consolidated Balance Sheets
As of March 31, 2007 (Unaudited)

	Unaudited	Unaudited	Pro Forma		Unaudited
ASSETS	Captech	Boo Koo	Adjustments		Proforma

Current assets:
Cash	$—	$204,749	$—		$204,749
Accounts receivable	—	1,186,062	—		1,186,062
Inventories, net	—	2,556,630	—		2,556,630
Prepaid expenses and other	—	207,027	—		207,027
Total current assets	—	4,154,468	—		4,154,468

Property and equipment, net	—	449,253	—		449,253
Other assets, net	—	145,223	—		145,223
Total assets	$—	$4,748,944	$—		$4,748,944

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable	$19,621	$1,136,028	$(19,621	)(1)	$1,136,028
Accrued expenses	5,075	796,229	(5,075	)(1)	796,229
Revolving line of credit	—	685,289	—		685,289
Current portion of long-term debt	—	68,353	—		68,353
Current portion of related party notes payable	7,000	3,623,456	(7,000	)(1)	3,623,456
Debt Discount - stock warrants	—	(1,238,542)	—		(1,238,542)
Current portion of capital lease obligation	—	9,529	—		9,529
Total current liabilities	31,696	5,080,342	(31,696)		5,080,342

Long-term debt, less current portion	—	77,396	—		77,396
Capital lease obligation, less current portion	—	14,056	—		14,056
Total liabilities	—	5,171,794	—		5,171,794

Stockholders' deficit:
Common Stock	40,675	12,437,303	31,696	(1)	12,509,674
Accumulated deficit	(72,371)	(12,860,153)	—		(12,932,524)
Total stockholders' deficit	(31,696)	(422,850)	31,696		(422,850)

Total liabilities and stockholders' deficit	—	$4,748,944	—		$4,748,944

Captech Financial Group, Inc.

Pro Forma Condensed Combined Statements of Operations
For the three Months ended March 31, 2007 (Unaudited)

	Unaudited	Unaudited	Pro Forma		Unaudited
	Captech	Boo Koo	Adjustments		Proforma
Revenues:
Beverage Sales	$—	$2,364,671	$—		$2,364,671
Cost of sales	—	1,288,676	—		1,288,676
Other Income	—	—	—		—
Gross Profit	—	1,075,995	—		1,075,995

Operating expenses:
Salaries, wages and other compensation	—	825,387	—		825,387
Advertising, marketing and promotions	—	322,106	—		322,106
Travel and entertainment	—	82,677	—		82,677
General and administrative	—	535,663	—		535,663
Depreciation and amortization	—	97,792	—		97,792
Total operating expenses	—	1,863,625	—		1,863,625

Income (Loss) from operations	—	(787,630)	—		(787,630)

Other expense:
Interest expense	—	137,782	—		137,782
Amortization of Debt Discount	—	276,108	—		276,108
Income (Loss) before income taxes	—	(1,201,521)	—		(1,201,521)

Income tax expense	—	—	—		—
Net Income (Loss)	$—	$(1,201,521)	$—		$(1,201,521)

Basic and diluted net loss per share	$—	$(0.41)			$(0.05)

Weighted average shares outstanding	1,767,021	2,914,958	18,653,388	(2)	23,335,367

CapBoo Koo Beverages, Inc.

Pro Forma Condensed Combined Statements of Operations
For the Year ended December 31, 2006 (Unaudited)

	Unaudited	Unaudited	Pro Forma		Unaudited
	Captech	Boo Koo	Adjustments		Proforma
Revenues:
Beverage Sales	$—	$15,167,287	$—		$15,167,287
Cost of sales	—	9,451,558	—		9,451,558
Other Income	—	—	—		—
Gross Profit	—	5,715,729	—		5,715,729

Operating expenses:
Salaries, wages and other compensation	—	3,343,020	—		3,343,020
Advertising, marketing and promotions	—	3,054,948	—		3,054,948
Provision for bad debts	—	161,355	—		161,355
Travel and entertainment	—	664,251	—		664,251
General and administrative	4,900	3,820,683	(4,900	)(1)	3,820,683
Depreciation and amortization	—	238,467	—		238,467
Total operating expenses	4,900	11,282,724	(4,900)		11,282,724

Income (Loss) from operations	(4,900)	(5,566,995)	4,900		(5,566,995)

Other expense:
Interest expense	—	969,471	—		969,471
Amortization of Debt Discount	—	408,303	—		408,303
Income (Loss) before income taxes	(4,900)	(6,944,769)	4,900		(6,944,769)

Income tax expense	—	—	—		—
Net Income (Loss)	$(4,900)	$(6,944,769)	$4,900		$(6,944,769)

Basic and diluted net loss per share	$(0.00)	$(2.38)			$(0.30)

Weighted average shares outstanding	1,767,021	2,914,958	18,653,388 (2)		23,335,367

CapBoo Koo Beverages, Inc.

Notes to Pro Forma Condensed Combined Financial Statements

Note 1 - Basis of Presentation

The Unaudited Pro Forma financial statements reflect financial information, which gives effect to the acquisition of all the outstanding common stock of Boo Koo Beverages, Inc. (“Boo Koo”) in exchange for 24,711,070 of shares of Captech Financial Group, Inc. (“Captech”).

The acquisition has been accounted for as a reverse acquisition under the purchase method for business combinations. The combination of the two companies is recorded as a recapitalization of Captech pursuant to which Boo Koo is treated as the continuing entity. Because the acquisition was accounted for as a reverse acquisition, there was neither goodwill recognized nor any adjustments to the book value of the net assets of Boo Koo that would affect the Pro Forma Statement of Operations.

Note 2 - Adjustments

(1)
All of the adjustments to the Unaudited Pro Forma financial statements is due to the agreement with the majority owner of Captech to take on all the existing liabilities prior to and at closing of the merger. As such, all the prior period expenses are essentially being paid by Captech’s majority shareholder and not Captech. Therefore, all the liabilities and related expenses have been adjusted out of the Pro Forma financial statements. The adjustment to the Statement of Operations shows the adjustment as Other Income, as this arrangement will essentially create debt forgiveness income in an amount equal to the liabilities being paid by the shareholder.

(2)
Pursuant to the Agreement and Plan of Merger and Reorganization there was a reverse stock split of Captech of 5 times and a share cancellation resulting in a reduction of Captech shares from 1,767,021 to 305,777. Additionally, Boo Koo will have a stock split of 7.23 times resulting in an increase of its basic shares from 2,914,958 to 21,075,087. Additionally, the holders of Boo Koo convertible debt will convert approximately $1,665,987 of principal and interest into 1,204,503 new Captech shares. Also a related Boo Koo party will receive 750,000 of new Captech shares pursuant to an investment services contract with Boo Koo.